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                                                                    EXHIBIT 2.1





                          PURCHASE AND SALE AGREEMENT


                            NEW VALLEY CORPORATION,
                                     SELLER


                                      WITH


                          P.O'B. MONTGOMERY & COMPANY,
                                   PURCHASER




                              As of June 23, 1999







                                  Properties:

                     Washington Plaza, Richland, Washington
                     Coronado Center, Santa Fe, New Mexico
                 Holly Farm Shopping Center, Milwaukie, Oregon
                Marysville Towne Center, Marysville, Washington
                      University Place, Lincoln, Nebraska


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                          PURCHASE AND SALE AGREEMENT

         This PURCHASE AND SALE AGREEMENT (this "AGREEMENT"), dated as of the 23rd day of June, 1999 by and between NEW VALLEY CORPORATION, a Delaware corporation, having an office at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131 ("SELLER") and P.O'B. MONTGOMERY & COMPANY, a Texas corporation, having an office at 5550 LBJ Freeway, Suite 380, Dallas, Texas 75240 ("PURCHASER").

                               STATEMENT OF FACTS

         Seller is the owner of the Properties (as hereinafter defined). Purchaser desires to purchase the Properties from Seller, and Seller desires to sell the Properties to Purchaser. This Agreement sets forth the terms and conditions agreed to between Purchaser and Seller with respect thereto.

         NOW, THEREFORE, in consideration of ten ($10.00) dollars and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:


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                                   ARTICLE 1
                               SALE OF PROPERTIES

         1.1 Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, at the price and upon the terms and conditions set forth in this Agreement:

                  (A) all those certain plots, pieces and parcels of land located in the City of Richland, County of Benton and State of Washington, as more particularly described in SCHEDULE 1-A annexed hereto and made a part hereof (the "WASHINGTON PLAZA LAND"), together with:

                           (I)      all buildings, structures and other
                  improvements situated on the Washington Plaza Land (collectively, the "WASHINGTON PLAZA BUILDINGS");

                           (II) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of Seller pertaining to the Washington Plaza Land and the Washington Plaza Buildings;

                           (III) all right, title and interest of Seller in and to all fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to the Washington Plaza Land or the Washington Plaza Buildings, or used in connection therewith (collectively, the "WASHINGTON PLAZA PERSONAL PROPERTY");

                           (IV) all oil, gas and mineral rights of Seller, if any, in and to the Washington Plaza Land;

                           (V) all right, title and interest of Seller, if any, in and to the trade names or logos of the Washington Plaza Buildings;

                           (VI) all right, title and interest of Seller, if any, in and to all strips and gores with respect to the Washington Plaza Land, all alleys adjoining the Washington Plaza Land and the land lying in the bed of any street, road, or avenue, opened or proposed, in front of, or adjoining, the Washington Plaza Land to the center line thereof;

                           (VII) all right, title and interest of Seller, if any, in and to any unpaid condemnation award made, or to be made, with respect to the Washington Plaza Land or the Washington Plaza Buildings


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                  by reason of a change of grade of any street, road, or
                  avenue, opened or proposed, in front of, or adjoining, the same, together with any unpaid damages awarded, or to be awarded, in connection with any such change of grade;

                           (VIII) all leases, lease deposits and lease guaranties with respect to the Washington Plaza Land or the Washington Plaza Buildings;

                           (IX)     all of the Licenses (as hereinafter
                  defined) with respect to the Washington Plaza Land or the Washington Plaza Buildings;

                           (X) all assignable purchase orders, equipment leases, advertising agreements, franchise agreements, license agreements, management agreements, leasing and brokerage agreements and other service contracts (to the extent Purchaser has agreed to assume same) relating to the operation of the Washington Plaza Land and the Washington Plaza Buildings; and

                           (XI) all building plans and specifications and guarantees and warranties with respect to the Washington Plaza Buildings or the Washington Plaza Property,

         the Washington Plaza Land, together with all of the foregoing items listed in subsections (i) - (xi) above, being herein sometimes collectively called the "WASHINGTON PLAZA PROPERTY";


                  (B) all those certain plots, pieces and parcels of land located in the City of Santa Fe, County of Santa Fe and State of New Mexico as more particularly described in SCHEDULE 1-B annexed hereto and made a part hereof (the "CORONADO CENTER LAND"), together with:

                  (I) all buildings, structures and other improvements situated on the Coronado Center Land (collectively, the "CORONADO CENTER BUILDINGS");

                  (II) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of Seller pertaining to the Coronado Center Land and the Coronado Center Buildings;

                  (III) all right, title and interest of Seller in and to all


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         fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to the Coronado Center Land or the Coronado Center Buildings, or used in connection therewith (collectively, the "CORONADO CENTER PERSONAL PROPERTY");

                  (IV) all oil, gas and mineral rights of Seller, if any, in and to the Coronado Center Land;

                  (V) all right, title and interest of Seller, if any, in and to the trade names or logos of the Coronado Center Buildings;

                  (VI) all right, title and interest of Seller, if any, in and to all strips and gores with respect to the Coronado Center Land, all alleys adjoining the Coronado Center Land and the land lying in the bed of any street, road, or avenue, opened or proposed, in front of, or adjoining, the Coronado Center Land to the center line thereof;

                  (VII) all right, title and interest of Seller, if any, in and to any unpaid condemnation award made, or to be made, with respect to the Coronado Center Land or the Coronado Center Buildings by reason of a change of grade of any street, road, or avenue, opened or proposed, in front of, or adjoining, the same, together with any unpaid damages awarded, or to be awarded, in connection with any such change of grade;

                  (VIII) all leases, lease deposits and lease guaranties with respect to the Coronado Center Land or the Coronado Center Buildings;

                  (IX) all of the Licenses with respect to the Coronado Center Land or the Coronado Center Buildings;

                  (X) all assignable purchase orders, equipment leases, advertising agreements, franchise agreements, license agreements, management agreements, leasing and brokerage agreements and other service contracts (to the extent Purchaser has agreed to assume same) relating to the operation of the Coronado Center Land and the Coronado Center Buildings; and

                  (XI) all building plans and specifications and guarantees and warranties with respect to the Coronado Center Buildings or the Coronado Center Property,


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         the Coronado Center Land, together with all of the foregoing items listed in subsections (i) - (xi) above, being herein sometimes collectively called the "CORONADO CENTER PROPERTY";


                  (C) all those certain plots, pieces and parcels of land located in the City of Milwaukie, County of Clackareas and State of Oregon as more particularly described in SCHEDULE 1-C annexed hereto and made a part hereof (the "HOLLY FARM SHOPPING CENTER LAND"), together with:

                           (I)      all buildings, structures and other
                  improvements situated on the Holly Farm Shopping Center Land (collectively, the "HOLLY FARM SHOPPING CENTER BUILDINGS");

                           (II) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of Seller pertaining to the Holly Farm Shopping Center Land and the Holly Farm Shopping Center Buildings;

                           (III) all right, title and interest of Seller in and to all fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to the Holly Farm Shopping Center Land or the Holly Farm Shopping Center Buildings, or used in connection therewith (collectively, the "HOLLY FARM SHOPPING CENTER PERSONAL PROPERTY");

                           (IV) all oil, gas and mineral rights of Seller, if any, in and to the Holly Farm Shopping Center Land;

                           (V) all right, title and interest of Seller, if any, in and to the trade names or logos of the Holly Farm Shopping Center Buildings;

                           (VI) all right, title and interest of Seller, if any, in and to all strips and gores with respect to the Holly Farm Shopping Center Land, all alleys adjoining the Holly Farm Shopping Center Land and the land lying in the bed of any street, road, or avenue, opened or proposed, in front of, or adjoining, the Holly Farm Shopping Center Land to the center line thereof; and


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                           (VII)    all right, title and interest of Seller, if
                  any, in and to any unpaid condemnation award made, or to be made, with respect to the Holly Farm Shopping Center Land or the Holly Farm Shopping Center Buildings by reason of a change of grade of any street, road, or avenue, opened or proposed, in front of, or adjoining, the same, together with any unpaid damages awarded, or to be awarded, in connection with any such change of grade;

                           (VIII) all leases, lease deposits and lease guaranties with respect to the Holly Farm Shopping Center Land or the Holly Farm Shopping Center Buildings;

                           (IX) all of the Licenses with respect to the Holly Farm Shopping Center Land or the Holly Farm Shopping Center Buildings;

                           (X) all assignable purchase orders, equipment leases, advertising agreements, franchise agreements, license agreements, management agreements, leasing and brokerage agreements and other service contracts (to the extent Purchaser has agreed to assume same) relating to the operation of the Holly Farm Shopping Center Land and the Holly Farm Shopping Center Buildings; and

                           (XI) all building plans and specifications and guarantees and warranties with respect to the Holly Farm Shopping Center Buildings or the Holly Farm Shopping Center Personal Property,

         the Holly Farm Shopping Center Land, together with all of the foregoing items listed in subsections (i) - (xi) above, being herein sometimes collectively called the "HOLLY FARM SHOPPING CENTER PROPERTY";


                  (D) all those certain plots, pieces and parcels of land located in the City of Marysville, County of Snohomish and State of Washington, as more particularly described in SCHEDULE 1-D annexed hereto and made a part hereof (the "MARYSVILLE TOWNE CENTER LAND"), together with:

                           (I)      all buildings, structures and other
                  improvements situated on the Marysville Towne Center Land (collectively, the "MARYSVILLE TOWNE CENTER BUILDINGS");

                           (II) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of Seller


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                  pertaining to the Marysville Towne Center Land and the
                  Marysville Towne Center Buildings;

                           (III) all right, title and interest of Seller in and to all fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to the Marysville Towne Center Land or the Marysville Towne Center Buildings, or used in connection therewith (collectively, the "MARYSVILLE TOWNE CENTER PERSONAL PROPERTY");

                           (IV) all oil, gas and mineral rights of Seller, if any, in and to the Marysville Towne Center Land;

                           (V) all right, title and interest of Seller, if any, in and to the trade names or logos of the Marysville Towne Center Buildings;

                           (VI) all right, title and interest of Seller, if any, in and to all strips and gores with respect to the Marysville Towne Center Land, all alleys adjoining the Marysville Towne Center Land and the land lying in the bed of any street, road, or avenue, opened or proposed, in front of, or adjoining, the Marysville Towne Center Land to the center line thereof;

                           (VII) all right, title and interest of Seller, if any, in and to any unpaid condemnation award made, or to be made, with respect to the Marysville Towne Center Land or the Marysville Towne Center Buildings by reason of a change of grade of any street, road, or avenue, opened or proposed, in front of, or adjoining, the same, together with any unpaid damages awarded, or to be awarded, in connection with any such change of grade;

                           (VIII) all leases, lease deposits and lease guaranties with respect to the Marysville Towne Center Land or the Marysville Towne Center Buildings;


                           (IX) all of the Licenses with respect to the Marysville Towne Center Land or the Marysville Towne Center Buildings;

                           (X) all assignable purchase orders, equipment leases, advertising agreements, franchise agreements, license agreements, management agreements, leasing and brokerage agreements and other service contracts (to the extent Purchaser has agreed to


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                  assume same) relating to the operation of the Marysville
                  Towne Center Land and the Marysville Towne Center Buildings;
                  and

                           (XI) all building plans and specifications and guarantees and warranties with respect to the Marysville Towne Center Buildings or the Marysville Towne Center Personal Property,

         the Marysville Towne Center Land, together with all of the foregoing items listed in subsections (i) - (xi) above, being herein sometimes collectively called the "MARYSVILLE TOWNE CENTER PROPERTY"; and

                  (E) all those certain plots, pieces and parcels of land located in the City of Lincoln, County of Lancaster and State of Nebraska, as more particularly described in SCHEDULE 1-E annexed hereto and made a part hereof (the "UNIVERSITY PLACE LAND"), together with:

                           (I)      all buildings, structures and other
                  improvements situated on the University Place Land (collectively, the "UNIVERSITY PLACE BUILDINGS");

                           (II) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of Seller pertaining to the University Place Land and the University Place Buildings;

                           (III) all right, title and interest of Seller in and to all fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to the University Place Land or the University Place Buildings, or used in connection therewith (collectively, the "UNIVERSITY PLACE PERSONAL PROPERTY");

                           (IV) all oil, gas and mineral rights of Seller, if any, in and to the University Place Land;

                           (V) all right, title and interest of Seller, if any, in and to the trade names or logos of the University Place Buildings;

                           (VI) all right, title and interest of Seller, if any, in and to all strips and gores with respect to the University Place Land, all alleys adjoining the University Place Land and the land lying in the bed of any street, road, or avenue, opened or proposed, in front of, or adjoining, the University Place Land to the center line thereof;

                           (VII) all right, title and interest of Seller, if any, in and to


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                  any unpaid condemnation award made, or to be made, with
                  respect to the University Place Land or the University Place Buildings by reason of a change of grade of any street, road, or avenue, opened or proposed, in front of, or adjoining, the same, together with any unpaid damages awarded, or to be awarded, in connection with any such change of grade;

                           (VIII) all leases, lease deposits and lease guaranties with respect to the University Place Land or the University Place Buildings;

                           (IX) all of the Licenses with respect to the University Place Land or the University Place Buildings;

                           (X) all assignable purchase orders, equipment leases, advertising agreements, franchise agreements, license brokerage agreements and other service contracts (to the extent Purchaser has agreed to assume same) relating to the operation of the University Place Land and the University Place Buildings; and

                           (XI) all building plans and specifications and guarantees and warranties with respect to the University Place Buildings or the University Place Personal Property,

         the University Place Land, together with all of the foregoing items listed in subsections (i) - (xi) above, being herein sometimes collectively called the "UNIVERSITY PLACE PROPERTY".


The Washington Plaza Personal Property, the Coronado Center Personal Property, the Holly Farm Shopping Center Personal Property, the Marysville Towne Center Personal Property and the University Place Personal Property are herein sometimes collectively called the "PERSONAL PROPERTY". The Washington Plaza Property, the Coronado Center Property, the Holly Farm Shopping Center Property, the Marysville Towne Center Property and the University Place Property are herein sometimes collectively called the "PROPERTIES".

                                   ARTICLE 2
                                 PURCHASE PRICE

         2.1 The purchase price to be paid by Purchaser to Seller for the Properties (the "PURCHASE PRICE") is FORTY-SIX MILLION ONE HUNDRED TWENTY-FIVE THOUSAND & 00/100 ($46,125,000.00) DOLLARS, payable as follows:

                  (a) FOUR HUNDRED SIXTY-ONE THOUSAND TWO HUNDRED FIFTY & 00/100 ($461,250.00) DOLLARS (the "DOWNPAYMENT"),


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         simultaneously with the execution and delivery of this Agreement, by a bank wire transfer of immediately available funds to an account designated by SAFECO Land Title of Dallas ("ESCROW AGENT"). The Downpayment shall be held by Escrow Agent in accordance with the terms of Article 20. If the Closing (as hereinafter defined) shall occur, Seller shall be entitled to receive the Downpayment and all interest accrued thereon, if any, and such interest shall not be credited against the portion of the Purchase Price payable pursuant to Section 2.1(h);

                  (b) FIVE MILLION THREE HUNDRED SEVENTY-ONE THOUSAND ONE HUNDRED SEVENTY-ONE & 05/100 ($5,371,171.05) DOLLARS by taking title to the Washington Plaza Property subject to a first mortgage lien in that amount (the "WASHINGTON PLAZA FIRST MORTGAGE") now held by Aid Association for Lutherans ("AAL") and having an unpaid principal balance of approximately $5,371,171.05 as of the date hereof. To the extent the unpaid principal balance of the Washington Plaza First Mortgage is less than $5,371,171.05 as of the Closing, the cash balance of the Purchase Price payable pursuant to Section 2.1(h) shall be increased by a corresponding amount;

                  (c) FIVE HUNDRED THOUSAND FOUR HUNDRED FIFTY-NINE & 77/100 ($500,459.77) DOLLARS by taking title to the Washington Plaza Property subject to a wraparound second mortgage lien in that amount (exclusive of the Washington Plaza First Mortgage) (the "WASHINGTON PLAZA WRAPAROUND MORTGAGE") now held by AP Century I, L.P. ("AP-I") and having an unpaid principal balance of approximately $500,459.77 as of the date hereof. Seller does not intend to make any principal payments on account of the Washington Plaza Wraparound Mortgage between the date hereof and the date of Closing;

                  (d) EIGHT MILLION THREE HUNDRED THIRTY-ONE THOUSAND ONE HUNDRED SIXTY-SIX & 00/100 ($8,331,166.00) DOLLARS by taking title to the Coronado Center Property subject to aggregate senior mortgage liens in that amount (the "CORONADO CENTER MORTGAGE") now held by Credit Suisse First Boston Mortgage Capital LLC ("CS FIRST BOSTON") and having an aggregate unpaid principal balance of approximately $8,331,166.00 as of the date hereof. Seller does not intend to make any principal payments on account of the Coronado Center Mortgage between the date hereof and the date of Closing;

                  (e) FOUR MILLION EIGHT HUNDRED SEVENTY-FOUR THOUSAND TWO HUNDRED SEVENTY-TWO & 00/100 ($4,874,272.00) DOLLARS by taking title to the Holly Farm Shopping Center Property subject to aggregate senior and subordinate mortgage liens in that amount (the "HOLLY FARM SHOPPING CENTER MORTGAGE") now held by CS First Boston and having an



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         aggregate unpaid principal balance of approximately $4,874,272.00 as of the date hereof. Seller does not intend to make any principal payments on account of the Holly Farm Shopping Center Mortgage between the date hereof and the date of Closing;

                  (f) TEN MILLION SEVEN HUNDRED SEVENTEEN THOUSAND SIX HUNDRED NINETY-NINE & 00/100 ($10,717,699.00) DOLLARS by taking title to the Marysville Towne Center Property subject to aggregate senior and subordinate mortgage liens in that amount (the "MARYSVILLE TOWNE CENTER MORTGAGE") now held by CS First Boston and having an aggregate unpaid principal balance of approximately $10,717,699.00 as of the date hereof. Seller does not intend to make any principal payments on account of the Marysville Towne Center Mortgage between the date hereof and the date of Closing;

                  (g) FIVE MILLION ONE HUNDRED EIGHTY THOUSAND NINE HUNDRED FORTY-FIVE & 00/100 ($5,180,945.00) DOLLARS by taking title to the University Place Property subject to aggregate senior mortgage liens in that amount (the "UNIVERSITY PLACE MORTGAGE") now held by CS First Boston and having an aggregate unpaid principal balance of approximately $5,180,945.00 as of the date hereof. Seller does not intend to make any principal payments on account of the University Place Mortgage between the date hereof and the date of Closing; and

                  (h) TEN MILLION SIX HUNDRED EIGHTY-EIGHT THOUSAND THIRTY-SEVEN & 18/100 ($10,688,037.18) DOLLARS (the "CASH BALANCE") (plus an amount equal to the amount of any reduction in the unpaid principal balance of the Washington Plaza First Mortgage on account of regular monthly amortization payments thereon between the date hereof and the date of Closing) at the Closing by bank wire transfer of immediately available federal funds to the Title Company (as hereinafter defined), to be disbursed to Seller's account (or to the account or accounts of such other party or parties as may be designated by Seller upon notice to the Title Company prior to the Closing) upon consummation of the transaction under this Agreement.

Seller and Purchaser agree that Seller must convey, and Purchaser must purchase, all of the Properties in accordance with the terms and conditions of this Agreement.


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                                   ARTICLE 3
                                 APPORTIONMENTS

         3.1 The following shall be apportioned between Seller and Purchaser at the Closing, as of 12:01 A.M. on the Closing Date (as hereinafter defined):

                  (A) prepaid rents and Additional Rents (as hereinafter defined) and other amounts payable by tenants, in accordance with Sections 3.3 and 3.4 hereof;

                  (B) real estate taxes, water charges, sewer rents and vault charges, if any, on the basis of the fiscal years, respectively, for which same have been assessed;

                  (C) value of fuel stored on the Properties, at Seller's cost (including any taxes), on the basis of a statement from Seller's supplier;

                  (D) charges and payments under Contracts (as hereinafter defined) that Purchaser elects to assume;

                  (E) any prepaid items for operating expenses relating to the Properties incurred in the normal course of business (including, but not limited to, fees for licenses that are transferred to Purchaser at the Closing and annual permit and inspection fees);

                  (F) utilities (including, but not limited to, water, steam, electricity and gas) on the basis of the most recently issued bills therefor, subject to adjustment within sixty (60) days after the Closing when the next bills are available, or, if current meter readings are available at the Closing, on the basis of such readings;

                  (G) transferable deposits with telephone and other utility companies, and any other persons or entities who supply goods or services in connection with the Properties, if Purchaser elects to assume the contracts and/or accounts to which said deposits are applicable and the same are assigned to Purchaser at the Closing, which shall be credited in their entirety to Seller;

                  (H) personal property taxes, if any, on the basis of the fiscal year for which assessed;

                  (I) Seller's share, if any, of all revenues from the operation of the Properties other than rents and Additional Rents (including, but not limited to, parking charges, and telephone booth and vending machine revenues), if, as and when received;


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                  (J)      permitted administrative charges, if any, on those
         tenants' security deposits transferred by Seller pursuant to Section 11.1(e); and

                  (K) as to each Property, such other items as are customarily apportioned between sellers and purchasers of real properties of a type similar to such Property and located in the city and state where the same is located.

         3.2 If the Closing shall occur before a new real estate or personal property tax rate is fixed, the apportionment of taxes at the Closing shall be made on the basis of the old tax rate for the preceding fiscal year applied to the latest assessed valuation. Within sixty (60) days after the new tax rate is fixed, the apportionment of taxes shall be recomputed, and any discrepancy resulting from such recomputation shall be promptly corrected and the proper party reimbursed.

         3.3 If, on the Closing Date, any tenant is in arrears in the payment of rent (other than Additional Rents for the periods January 1, 1998 to December 31, 1998 and January 1, 1999 to the Closing Date), or has not paid the rent payable by it for the month in which the Closing occurs (whether or not it is in arrears for such month on the Closing Date), any rents received by Purchaser or Seller from such tenant after the Closing shall be applied to rents due and payable by such tenant in the following order of priority:

                  (A) first, to all rent due and payable by such tenant during the month in which the Closing Date occurred;

                  (B) second, to all rents due and payable by such tenant for the months immediately following the month in which the Closing Date occurred, to the month in which such payment is received;

                  (C) third, to all rents due and payable by such tenant for the month immediately preceding the month in which the Closing Date occurred; and

                  (D) fourth, to all remaining rent arrearages of such tenant.

Tenant arrears as of June 23, 1999 are set forth on SCHEDULE 2-A annexed hereto and made a part hereof (to be updated as of the Closing) and, except as otherwise provided in Section 3.4 hereof with respect to Additional Rents (defined below) for the periods January 1, 1998 to December 31, 1998 and January 1, 1999 to the Closing Date, the application of rent monies collected after the Closing shall be governed by the provisions of this Section 3.3.

If rents, or any portion thereof, received by Seller or Purchaser after the Closing are due and payable to the other party by reason of the foregoing allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees and other costs and expenses incurred in connection with the collection thereof, shall be promptly paid to the other party.


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         3.4      If, on the Closing Date, pursuant to the 1998 Additional Rent
Reconciliation set forth on SCHEDULE 2-B annexed hereto and made a part hereof (to be updated as of the Closing), any tenant is in arrears or was undercharged (whether in its monthly obligations or in an end of year reconciliation) in the payment of percentage rent, escalation charges for real estate taxes, parking charges, operating expenses and maintenance escalation rents or charges, cost-of-living increases, or other charges of a similar nature ("ADDITIONAL RENTS") for the period January 1, 1998 to December 31, 1998, any Additional Rents received by Purchaser or Seller from such tenant after the Closing Date and reasonably identifiable or ascertainable by reference to the 1998
Additional Rent Reconciliation (as updated) shall first be applied (net of all reimbursements to tenants for overpayment of Additional Rent for the period January 1, 1998 to December 31, 1998) to all Additional Rent arrearages of such tenant for the period January 1, 1998 to December 31, 1998 as shown on SCHEDULE 2-B (as updated). With respect to Additional Rents for the period January 1, 1999 to the Closing Date, SCHEDULE 2-C annexed hereto and made a part hereof sets forth monthly (except where otherwise indicated) billings to tenants for 1999 based upon estimated expenses. If, on the Closing Date, there are any Additional Rent arrearages for the period January 1, 1999 to the Closing Date (net of all reimbursements to tenants for overpayment of Additional Rent for the period January 1, 1999 to the Closing Date), then, provided first that such tenant is current in all of its rent and Additional Rent obligations for the period commencing with the Closing Date, the next Additional Rents received by Purchaser or Seller from such tenant after the Closing Date shall be applied to all remaining Additional Rent arrearages of such tenant for the period January 1, 1999 to the Closing Date. If Additional Rents or any portion thereof received by Seller or Purchaser after the Closing Date are due and payable to the other party by reason of the foregoing allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees and costs and expenses expended in connection with the collection thereof, shall be promptly paid to the other party. "1999 ADDITIONAL RENT RECONCILIATION" means an accounting to be prepared by Purchaser in calendar year 2000 and delivered to Seller by no later than March 31, 2000 to determine if Seller's estimated Additional Rent calculation for calendar year 1999 was greater or less than the actual Additional Rent calculation as determined by Purchaser. Seller and its property manager shall, in good faith, assist Purchaser:

                  (A) in the preparation of the 1999 Additional Rent Reconciliation; and

                  (B) subject to Section 3.5, in the billing for, and collecting of, the Additional Rent arrearages (including, without limitation, adding such Additional Rent arrearages to Purchaser's monthly billing of tenants for rent and Additional Rent). Notwithstanding anything herein contained to the contrary, if at the Closing Date Seller is awaiting sales reports from any tenant to determine percentage rent due Seller for the period prior to the Closing Date, any Additional Rents on account of such percentage rent received by Purchaser or Seller from such tenant after the Closing Date shall be applied to the Additional Rent obligations of such tenant on account of such percentage rent due Seller for the period prior to the Closing Date. Estimated 1999 percentage rent for certain tenants is set forth on SCHEDULE 2-D annexed hereto and made a part hereof (to be updated as of the Closing) and does not reflect tenants who have percentage rent obligations but have not yet reached their respective sales breakpoint.

If the 1999 Additional Rent Reconciliation determines that any tenants have overpaid Seller their Additional Rent obligations for the period January 1, 1999 to the Closing Date (net of all arrearages for any such tenant for such period), then Seller shall pay such amounts promptly to Purchaser. Purchaser agrees to promptly forward such sums to the applicable tenants (or to grant such tenants credits against rents next due), and, to the extent of any such funds received by Purchaser from Seller, indemnify and hold Seller harmless in connection with any losses, costs, expenses, or liabilities in connection with Purchaser's failure to remit such sums (or grant such credits) to such tenants. In order to assist Seller in the appropriate adjustment and allocation of rents and Additional Rents following the Closing, Purchaser agrees to provide Seller with the following: (i) activity reconciliation reports for each of the Properties for calendar year 1999 by March 31, 2000; and (ii) activity reconciliation reports for the period January 1, 2000 through March 31, 2000 by April 30, 2000 with respect to tenants having outstanding rent or Additional Rent arrears to which Seller is entitled or percentage rent obligations which have resulted or will result in percentage rent owing to Seller.

         3.5 After the Closing, Seller shall continue to have the right, in its own name, to demand payment of, and to collect rent and Additional Rent arrearages owed to Seller by, any tenant, which right shall include the right to continue or commence legal actions or proceedings against any tenant for the payment of such arrearages (PROVIDED, HOWEVER, that Seller shall not commence or continue any legal action or proceeding to terminate a tenant's tenancy or to dispossess such tenant or otherwise disturb such tenant's occupancy), and delivery of the Lease Assignment (as hereinafter defined) shall not constitute a waiver by Seller of such right. At no cost to Purchaser (or, if Purchaser incurs any reasonable cost, Seller shall reimburse Purchaser for same), Purchaser agrees reasonably to cooperate with Seller in connection with all reasonable and proper efforts by Seller to collect such rents and Additional Rents and to take all reasonable steps (including, but not limited to, adding the rent arrearages to Purchaser's bills to tenants for current rent obligations and testifying on behalf of Seller), whether before or after the Closing Date, as may be reasonably necessary to carry out the intention of the foregoing (including, but not limited to, the delivery to Seller, upon demand and to the extent then in Purchaser's possession, of any relevant books and records (including, but not limited to, any rent or Additional Rent statements, receipted bills and copies of tenant checks used in payment of such rent or Additional Rent), the execution of any and all consents or other documents, and the undertaking of any other reasonable act necessary for the collection of such rents and Additional Rents by Seller). If a tenant, in response to Seller's legal actions or proceedings to recover rent and Additional Rent arrearages, commences its own legal action against Seller, or files a counterclaim to Seller's legal action or proceeding, and such tenant's legal action or counterclaim names Purchaser as a defendant, then, in such event, Seller hereby indemnifies and agrees to hold harmless and defend Purchaser against all such claims and counterclaims and against all losses, costs, expenses and liabilities that Purchaser may suffer, or be subject to, by reason thereof. Any such defense by Seller may, at Seller's election, be conducted by counsel of Seller's choice, provided that such counsel is reasonably acceptable to Purchaser. Purchaser shall promptly notify Seller in writing if Purchaser is named as a defendant as a result of Seller's legal action or proceeding.

         3.6 If there is a water meter on one or more of the Properties, Seller shall furnish a reading for each such Property to a date not more than thirty (30) days prior to the Closing Date, and the unfixed water charges and sewer rent, if any, based thereon for the intervening time shall be apportioned on the basis of such last reading.

         3.7 If any of the items subject to apportionment under the foregoing provisions of this Article 3 cannot be apportioned at the Closing because of the unavailability of the information necessary to compute such apportionment, then such item shall be apportioned as soon as practicable after the Closing Date and the proper party reimbursed, which obligation shall survive the Closing for a period of one hundred eighty (180) days after the Closing Date as hereinafter provided (or such longer period as may be necessary as a result of the 1999 Additional Rent Reconciliation or sales reports received from tenants after the Closing Date to determine percentage rent due Seller for the period prior to the Closing Date). Neither party hereto shall have the right to require any apportionment after the Closing, unless, within the aforestated one hundred eighty (180) day period (or such longer period as may be necessary as a result of the 1999 Additional Rent Reconciliation or sales reports received from tenants after the Closing Date to determine percentage rent due Seller for the period prior to the Closing Date), either of the parties hereto:

                  (A) has obtained the previously unavailable information, and

                  (B) has given notice thereof to the other party together with a copy of its good faith computation of the apportionment and copies of all substantiating information used in such computation.

The failure of a party to obtain any previously unavailable information with respect to an item subject to apportionment hereunder and to give notice thereof as provided above within one hundred eighty (180) days after the Closing Date (or such longer period as may be necessary as a result of the 1999 Additional Rent Reconciliation or sales reports received from tenants after the Closing Date to determine percentage rent due Seller for the period prior to the Closing Date) shall be deemed a waiver of its right to cause a computation with respect to such item after the Closing Date.

         3.8 If, on the date of this Agreement, the Properties or any part thereof shall be affected by any assessment or assessments that are, or may become, payable in installments, of which the first installment is now a charge or lien, or has been paid, then:

                  (A) Seller shall be obligated to pay all installments of any such assessment that are due and payable prior to the Closing Date; and

                  (B) for the purposes of this Agreement, all of the unpaid installments of any such assessment that are to become due and payable on or after the Closing Date shall not be deemed to be liens upon the Properties, and Purchaser shall acquire the Properties on the Closing Date subject to any such assessment without abatement of the Purchase Price.

If, subsequent to the date hereof, the Properties or any part thereof shall become affected by an assessment or assessments, said assessments shall not be deemed to be liens upon the Properties, and Purchaser shall acquire the Properties on the Closing Date subject to any such assessment without abatement of the Purchase Price. If an assessment may be paid alternatively, at Seller election, in installments or in lump sum, and such election must be made prior to the Closing Date, Seller shall make an election to have same payable in installments. In the event that any such assessment or assessments, whether payable in lump sum or in installments, is due and payable prior to the Closing, and has been paid by Seller, Purchaser shall reimburse Seller for same at the Closing.

         3.9 The provisions of this Article 3 shall survive the Closing, but the provisions of Section 3.2 and 3.7 shall survive the Closing only for a period of one hundred and eighty (180) days following the Closing Date (or such longer period as may be necessary as a result of the 1999 Additional Rent Reconciliation or sales reports received from tenants after the Closing Date to determine percentage rent due Seller for the period prior to the Closing Date).




                                   ARTICLE 4
                 SELLER'S ASSUMPTION OF CERTAIN LEASE EXPENSES

         4.1 The parties acknowledge their understanding that Seller has completed leases with the following tenants for premises at the below-listed
Properties:

                  (A) Cafeteria Operators, L.P. d/b/a Furr's Family Dining ("FURR'S") for 9,270 square feet of gross leasable floor area at the Coronado Center Property; and

                  (B)      Serendipity Entertainment Corporation
         ("SERENDIPITY"), a Blockbuster Video franchisee, for 2,000 square feet of gross leasable floor area at the Coronado Center Property (including a right of first refusal with respect to an additional 3,000 square feet of gross leasable floor area).

         4.2 With respect to the leases with Furr's and Serendipity, Seller represents that there are no tenant improvements to be paid for by landlord and Seller shall pay all brokerage commissions relating to such leasing transactions and the legal fees and expenses incurred by Seller in connection with the execution and delivery of said leases.


                                   ARTICLE 5
                                  CLOSING DATE

         5.1 The delivery of the Deeds, and the consummation of the transactions contemplated by this Agreement (the "CLOSING"), shall take place at 10:00 AM on August 2, 1999 (the "CLOSING DATE"), at the offices of the Title Company. Notwithstanding the foregoing, Seller or Purchaser may, upon not less than five (5) days prior notice to the other party, adjourn the Closing to August 10, 1999 and, Seller or Purchaser may, upon not less than three (3) days prior notice to the other party, further adjourn the Closing to a date no later than August 20, 1999 (time of the essence). Notwithstanding anything contained in this Agreement to the contrary, if the Closing has not occurred by August 20, 1999 (time of the essence) for any reason other than Purchaser's or Seller's default under this Agreement, either of said non-defaulting parties may terminate this Agreement upon notice to the other party and this Agreement shall thereupon become null, void and of no further force or effect, Purchaser shall be entitled to the return of the Fund (as hereinafter defined) if Purchaser is a non-defaulting party, and neither party hereto shall have any further rights and/or liabilities against or to the other arising from or out of this Agreement.



                                   ARTICLE 6
                                QUALITY OF TITLE

         6.1 Seller shall convey, and Purchaser shall accept, title to each of the Properties subject only to those liens, encumbrances, or other defects in, exceptions to, or matters related to title to the Properties (as the case may be, "ENCUMBRANCES") that are marked "permitted encumbrances" (collectively, the "PERMITTED ENCUMBRANCES") in the respective marked-up commitments for owners' fee title insurance policies with respect to the Properties, issued by Cascade Title Company with respect to the Washington Plaza Property, Stewart Title Insurance Company with respect to the Coronado Center Property, Oregon Title Insurance Company (as agent for Lawyers Title Insurance Corporation) with respect to the Holly Farm Shopping Center Property, Evergreen Title Company, Inc. with respect to the Marysville Towne Center Property and Lawyers Title Insurance Corporation with respect to the University Place Property (collectively, the "TITLE COMPANIES"), listed on SCHEDULE 3 annexed hereto and made a part hereof (collectively, the "TITLE COMMITMENTS"). SAFECO Land Title of Dallas shall act as agent on behalf of the Title Companies and, in so acting, is referred to in this Agreement as the "TITLE Company". In the event that any of the Title Commitments shall recite affirmative title insurance (including, without limitation, insurance against enforcement or collection against the applicable Properties) in conjunction with any of such Encumbrances, the same (the "INSURED ENCUMBRANCES") shall constitute Permitted Encumbrances only if, at Closing, the Title Company shall bind itself to issue such affirmative title insurance to Purchaser. Any Encumbrances that shall be other than the Permitted Encumbrances are herein collectively called "UNACCEPTABLE ENCUMBRANCES".

         6.2 Purchaser acknowledges that it has heretofore received copies of the Title

Commitments, as well as copies of all instruments reported therein giving rise to any defects or exceptions to title to the Properties (including, without limitation, the Permitted Encumbrances). Not more than twenty (20) days, nor less than five (5) business days, prior to the Closing Date, Purchaser shall:

                  (A) order, at Seller's sole cost and expense, a continuation report with respect to each of the Title Commitments (collectively, the "TITLE CONTINUATIONS") from the Title Company; and

                  (B) request that the Title Company deliver copies of the Title Continuations to Purchaser's and Seller's attorneys, together with true and complete copies of all instruments set forth therein (and not in the Title Commitments) giving rise to any defects or exceptions to title to the Properties.

Seller has furnished or will furnish, at its sole cost and expense, updated surveys for each of the Properties to Purchaser and the Title Company.



                                   ARTICLE 7
                                DEFECTS IN TITLE

         7.1 If, subject to Section 7.2, Seller is unable to eliminate any Unacceptable Encumbrances that are not waived in writing by Purchaser, and shall be unable to arrange for affirmative title insurance reasonably acceptable to Purchaser insuring against the enforcement of such Unacceptable Encumbrances against, or the collection of the same out of, the Properties as of the Closing Date, and to convey title in accordance with the terms of this Agreement on such date, Purchaser's sole right and remedy with respect thereto shall be to elect to either:

                  (A) waive such Unacceptable Encumbrance(s) and consummate the transactions contemplated hereby without any reduction of, or credit against, the Purchase Price; or

                  (B) terminate this Agreement, in which event Escrow Agent shall, subject to Section 20.4, promptly disburse the Fund to Purchaser, provided that Purchaser is not otherwise in default hereunder, and neither party shall have any further rights, obligations, or liabilities hereunder except as otherwise specifically set forth herein.

         7.2 Notwithstanding anything to the contrary set forth in Article 6, in this Article 7, or elsewhere in this Agreement, Seller shall not be obligated to bring any action or proceeding, to make any payment, or otherwise to incur any expense in order to eliminate any Unacceptable

Encumbrances that are not waived in writing by Purchaser, or to arrange for affirmative title insurance with respect to the same, except that:

                  (A) Seller shall, at or before the Closing, satisfy any mortgages (other than those as to which title is being conveyed subject to), real estate taxes, assessments and/or monetary judgments against Seller, as well as any other liens that are liquidated in amount, that are secured by, or affecting, the Properties, that are Unacceptable Encumbrances and that can be satisfied by payment of liquidated amounts (collectively, "QUALIFIED LIENS"), unless Seller shall otherwise arrange for such Unacceptable Encumbrances to be omitted from Purchaser's fee title insurance policy at no additional cost to Purchaser;

                  (B) with respect to any Insured Encumbrances, Seller shall cause the Title Company to bind itself to issue the applicable affirmative title insurance (at no additional cost to Purchaser) at the Closing; and

                  (C) Seller shall use reasonable efforts to cure title objections raised by Purchaser but in no event shall Seller be obligated to bring any action or proceeding, to make any payment, or otherwise to incur any expense in order to eliminate any Unacceptable Encumbrances that are not waived in writing by Purchaser, or to arrange for affirmative title insurance with respect to the same.

Without limiting the generality of the preceding provisions of this Section 7.2, for the purposes of this Agreement (including, without limitation, Sections 7.1 and 17.1), Seller's failure or refusal to bring any action or proceeding, to make any payments, or to otherwise incur any expense, except for:

                           (I) Seller's failure or refusal to satisfy any Qualified Liens at or before the Closing; and/or

                           (II) Seller's failure or refusal to cause the Title Company to issue the applicable affirmative title insurance (at no additional cost to Purchaser) at the Closing with respect to any Insured Encumbrance(s), shall be deemed an inability of Seller to eliminate such Unacceptable Encumbrances and shall not be a default by Seller hereunder (willful or otherwise).

         7.3 If, on the Closing Date, there are any Liens that Seller must pay or discharge, and/or any other Encumbrances that Seller shall elect to pay or discharge, in order to convey to Purchaser such title as is herein provided to be conveyed, Seller may use any part of the Cash Balance to satisfy the same, provided that:

                  (A) Seller shall deliver to Purchaser or the Title Company, at the Closing, instruments in recordable form and sufficient to satisfy such Liens or other Encumbrances of record, and to induce the Title Company to omit the same from Purchaser's fee title insurance policy without additional cost to Purchaser, together with the cost of recording or filing said instruments; or

                  (B) Seller, having made arrangements with the Title Company, shall deposit therewith sufficient moneys, acceptable to the Title Company, to obtain the satisfaction of such Liens or other Encumbrances and to record such satisfactions, as well as to induce the Title Company to omit the same from Purchaser's fee title insurance policy without additional cost to Purchaser.

The existence of any such Liens or other Encumbrances shall not be deemed objections to title if Seller shall comply with the foregoing requirements.

         7.4 Purchaser, if request is made by Seller at least two (2) business days prior to the Closing, agrees to instruct the Title Company to provide at the Closing separate unendorsed certified or official bank checks, payable to the order of such parties as are designated by Seller and drawn on or by a Clearing House Bank, in an aggregate amount that is not in excess of the Cash Balance, plus any net balance of the closing apportionments provided for in Article 3 above that is in favor of Seller, in order to facilitate the satisfaction or release of any Liens or other encumbrances. Similarly, at Seller's election, unpaid Liens for taxes, water and sewer charges and assessments, that are the obligation of Seller to satisfy and discharge, shall not be objections to title if the same are omitted from Purchaser's fee title insurance policy, but the amount thereof, plus interest and penalties thereon, if any, computed to the third (3rd) business day after the Closing Date, shall be deducted from the Cash Balance and shall be allowed to Purchaser, subject to the provisions for apportionment of taxes, water and sewer charges and assessments contained herein.

         7.5 If, on the Closing Date, there shall be conditional bills of sale, chattel mortgages, or security interests filed against any of the Properties, the same shall not constitute objections to title provided that the Title Company omits the same from Purchaser's fee title insurance policy and Seller executes and delivers an affidavit on the Closing Date to the effect that either:

                  (A) the personal property covered by said conditional bills of sale, chattel mortgages, or security interests is no longer in or on such Properties;

                  (B) if such personal property is still in or on such Properties, it has been fully paid for (and Seller provides reasonable proof thereof to Purchaser); or

                  (C) such personal property is the property of a tenant of such

         Properties.

         7.6 Any franchise or corporate tax that is open, levied, or imposed against Seller or other owners in the chain of title that may be a Lien on the Closing Date, shall not be an objection to title if the Title Company omits the same from the title policies issued pursuant to the Title Commitments.

         7.7 If a search of title discloses judgments, bankruptcies, or other returns against other persons or entities having names the same as or similar to that of Seller, Seller will deliver to Purchaser and the Title Company an affidavit stating that such judgments, bankruptcies, or other returns are not against Seller, whereupon, provided that the Title Company omits such returns as exceptions to title or provides affirmative title insurance insuring against the collection of the same out of the Properties, such returns shall not be deemed an objection to title.



                                   ARTICLE 8
                         REPRESENTATIONS AND WARRANTIES

         8.1      SELLER'S REPRESENTATIONS AND WARRANTIES.

         (A)      Seller represents and warrants to Purchaser as follows:

                  (I) Seller is a duly formed and validly existing corporation organized under the laws of the State of Delaware, and is qualified under the laws of the States where Seller is required by law to be qualified.

                  (II) Seller has the full legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by Seller pursuant to this Agreement (collectively, "SELLER'S DOCUMENTS"), to consummate the transactions contemplated in this Agreement and to perform its obligations hereunder and under Seller's Documents.

                  (III) This Agreement, and Seller's Documents, do not, and will not, contravene any provision of the certificate of incorporation or by-laws of Seller, any judgment, order, decree, writ or injunction issued against Seller, or any provision of any laws or governmental ordinances, rules, regulations, orders, or requirements (collectively, "LAWS") applicable to Seller. The consummation of the transactions contemplated in this Agreement will not result in a breach, or constitute a default or an event of default, by Seller under any agreement to which Seller, or any of its assets, are subject or bound, and will not result in a violation of any Laws applicable to Seller.

                  (IV) There are no leases, licenses, or other occupancy agreements affecting any portion of the Properties on the date of this Agreement, except for the leases listed in SCHEDULE 4 annexed hereto and made a part hereof (collectively, the "LEASES"). Except as set forth in SCHEDULE 4, there are no other material written agreements with any of the tenants.

                  (V) Except as set forth on SCHEDULE 5, there are no pending actions, arbitrations, mediations, suits, proceedings, or investigations to which Seller is a party before any court or other governmental authority having jurisdiction with respect to the Properties or, to Seller's knowledge, any other pending actions, arbitrations, mediations, suits, or proceedings against or with respect to the Properties that shall have commenced on or after the date Seller acquired title to the Properties ("SELLER'S ACQUISITION DATE").

                  (VI) Seller has received no written notice that any of the certificates of occupancy heretofore issued for the Properties have been suspended or revoked, or will not be renewed.

                  (VII) To Seller's knowledge, there are no pending assessment or assessments due and payable prior, or subsequent, to Closing, other than as reflected in the Title Commitments.

                  (VIII) Attached hereto as SCHEDULE 6 (the "RENT ROLL") is a true, complete and accurate listing of:

                           (X)      the correct tenant (and any subtenants);

                           (Y)      the rental amounts (including Additional
                  Rent) being billed on the date appearing on the Rent Roll by the property manager, which rents are the rents currently being collected except to the extent of arrearages shown on
                  SCHEDULE 2-A; and

                           (Z) the security deposits plus accrued interest being held by Seller.

                  (IX) Seller has no knowledge of any offset, defense, claim, or counterclaim to payment of the rents currently being collected except for the rent disputes set forth in SCHEDULE 24 annexed hereto and made a part hereof and, except as set forth in
         SCHEDULE 7 and the Rent Roll, Seller has not granted any abatements or concessions to rent under the Leases.

                  (X) To Seller's actual knowledge (without the limitation that Seller's "knowledge" is limited to the person(s) described at the end of this Section 8.1(a)), Seller owns the fee simple title to the Properties, it being understood and agreed that notwithstanding such representation and warranty, Seller, except as otherwise set forth in this Agreement and the Deeds, is conveying the Properties to Purchaser without representation, warranty, or recourse as to the state of title.

                  (XI) Except as set forth in the Leases, none of the Properties is subject to:

                  (X) Any option or right of first refusal pursuant to which any other party has any right to purchase any interest in the Properties; or

                  (Y) Any extension, renewal, expansion, right of first refusal or cancellation option with respect to such Leases.

                  (XII) To Seller's knowledge, none of the tenants are subject to a bankruptcy filing other than those listed on SCHEDULE 8 annexed hereto and made a part hereof. Purchaser hereby recognizes that 99 Cents and More, Inc., a tenant at the Holly Farm Shopping Center Property, is subject to bankruptcy proceedings, and agrees that it shall accept title to such Property subject to such proceedings without any adjustment in the Purchase Price.

                  (XIII) There are no employees employed by Seller at the Properties.

                  (XIV) Except as set forth in SCHEDULE 9, there are no material service contracts, including brokerage and management agreements, benefiting or burdening the Properties (collectively, the "CONTRACTS") on the date hereof and, except as set forth in SCHEDULE 9, there are no leasing commissions due or payable in respect of the Leases. True and complete copies of the Contracts have been delivered to Purchaser. Except as set forth in SCHEDULE 10, Seller has neither given nor received any written notice of default under the Contracts, and Seller has no knowledge of any material defaults under any such Contracts.

                  (XV) To Seller's knowledge, Seller has received no written notice that any of the tenants intend to vacate the Properties other than those listed on SCHEDULE 11 annexed hereto and made a part hereof.

                  (XVI) There are no condemnation proceedings pending against all or part of the Properties, and Seller has not received any written notice of any threatened condemnation of all or part of the Properties.

                  (XVII) Except as set forth in SCHEDULE 12, Seller has neither given nor received any written notices of default under the Leases, and Seller has no knowledge of any monetary default or of any non-monetary default (other than of a de minimus nature) under the Leases.

                  (XVIII) True and complete copies of the Leases have been delivered to Purchaser.

                  (XIX) Attached hereto as SCHEDULE 13 is a listing of the casualty insurance that Seller currently maintains for the Properties (the "INSURANCE"). To Seller's knowledge, the Insurance is in full force and effect, and Seller has received no written notice of termination of the Insurance.

                  (XX) Seller has delivered to Purchaser copies of the environmental and engineering reports listed on SCHEDULES 14A and 14B attached hereto (collectively, "SELLER'S REPORTS"). Seller has received no written notice that the Properties violate any federal, state or local law other than those violations, if any, reflected in Seller's Reports and/or in Purchaser's environmental and engineering reports delivered to Seller and listed on attached SCHEDULES 14A and 14B (collectively, "PURCHASER'S REPORTS").

                  (XXI) Except as set forth on SCHEDULE 15, there are no tax certiorari proceedings pending with respect to the Properties.

                  (XXII) Seller has not, as of the date of this Agreement, received any written notice by any governmental authority, by the United States government, or by any other entity on or after Seller's Acquisition Date that the Properties violate any Environmental Laws (as defined below) other than as reflected in Purchaser's Reports and/or Seller's Reports, excluding, however, any such violations that shall apply to the Washington Plaza Property or the Coronado Center Property (and Purchaser shall accept title to the Washington Plaza Property and the Coronado Center Property in each such Property's "as is" environmental condition, notwithstanding anything else to the contrary contained in this Agreement). Except with respect to the Washington Plaza Property and the Coronado Center Property, Seller has no knowledge, as of the date of this Agreement, of any environmental contamination or Hazardous Materials (as defined below) arising or continuing after Seller's Acquisition Date other than as reflected in Purchaser's Reports and/or Seller's Reports. The term "ENVIRONMENTAL LAWS" shall mean all statutes specifically described in the immediately following sentence and all applicable federal, state and local environmental health and safety statutes, ordinances, codes, rules, regulations, orders and decrees regulating, relating to, or imposing liability or standards concerning or in connection with Hazardous Materials (as defined below). The term "HAZARDOUS MATERIALS" shall mean with respect to any Property any substance, material, waste, gas, or particulate matter that is regulated by any local governmental authority where the applicable Property is located, the State where the applicable Property is located, or the United States Government, including any material or substance that is:

                           (S) defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," or "restricted hazardous waste" under any provision of applicable state or local law;

                           (T)      petroleum;

                           (U)      asbestos;

                           (V)      polychlorinated biphenyl;

                           (W)      radioactive material;

                           (X) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. 1251 et seq. (33 U.S.C. 1317);

                           (Y)      defined as a "hazardous waste" pursuant to
                  Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 6903); or

                           (Z) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C. 9601).

                  (XXIII) Seller will maintain its corporate existence for a period of at least one (1) year following the Closing Date.

                  (XXIV) The April 1999 operating statements heretofore delivered to Purchaser for each of the Properties were prepared by Insignia/ESG, Inc., Seller's property manager, and, to the best of Seller's knowledge, are true, correct and complete in all material respects.

The Leases and certain other Property Information (as hereinafter defined) have been delivered or otherwise made available to Purchaser and, by accepting the Deeds, Purchaser acknowledges its receipt and acceptance (or the availability to it) thereof, as well as that Purchaser has reviewed the same to its satisfaction. To the extent that the copies of the Leases delivered by Seller to Purchaser contain provisions or information that are inconsistent with the information contained on the Schedule of Leases (attached as SCHEDULE 4), such information shall be deemed modified to the extent necessary to eliminate such inconsistencies and to conform the information contained in such Schedule to the provisions or information set forth in the Leases. As used in this Agreement, the words "SELLER'S KNOWLEDGE", or words of similar import, shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of Seller after, and based solely upon, making inquiry only of Seller's executive level personnel and the following current or former personnel of Insignia/ESG, Inc., Seller's property manager: Linda Walker and Russell Rogers (as to the Washington Plaza Property and the Marysville Towne Center Property), Elliot Stedman and Paul Holland (as to the Coronado Center Property), Suzanne Milat, Mary Ann Kolen and Russell Rogers (as to the Holly Farm Shopping Center Property), Chris Nelson, Stefanie Hall, William Richards and George O'Conner (as to the University Place Property) and Todd Kolba (Director of Property Management); without such executive level personnel of Seller or such personnel of Seller's property manager having any obligation to make any independent inquiry or investigation.

         (B)      If, at or prior to the Closing:

                  (I) Purchaser shall acquire actual knowledge (whether through its own efforts, by notice from Seller or otherwise) that any of the representations or warranties made herein by Seller are untrue, inaccurate, or incorrect and shall give Seller notice thereof at or prior to the Closing; or

                  (II) Seller shall notify Purchaser that a representation or warranty made herein by Seller is untrue, inaccurate or incorrect, then, and in either such event, Purchaser's sole right and remedy with respect thereto shall be to elect to either:

                           (X) waive misrepresentation or breach of warranty and consummate the transactions contemplated hereby without any reduction of, or credit against, the Purchase Price; or

                           (Y)      terminate this Agreement if the
                  representation or warranty involved is both material and materially untrue or incorrect and such untruth or incorrectness is not cured or corrected by Seller on or before the Closing Date, in which event Escrow Agent shall, subject to Section 20.4, promptly disburse the Fund to Purchaser provided that Purchaser is not otherwise in default hereunder, and neither party shall have any further rights, obligations, or liabilities hereunder except as otherwise specifically set forth herein.

         (C)      In the event that the Closing occurs:

                  (I) Notwithstanding anything contained in Section 8.1(b) or elsewhere in this Agreement to the contrary (except in the case or cases where Purchaser notified Seller or Seller notified Purchaser in writing prior to Closing of any untrue, inaccurate, or incorrect information, representation or warranty and Purchaser either elected or was required to close, in which case or cases the remedies of Section 8.1(b) shall apply), Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Seller for damages that Purchaser may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Seller's representations or warranties being untrue, inaccurate, or incorrect if:

                           (X) Purchaser had actual knowledge that such representation or warranty was untrue, inaccurate, or incorrect at the time of the Closing and Purchaser nevertheless closed title hereunder; or

                           (Y) the damage or loss sustained by Purchaser as a result of such representation or warranty being untrue, inaccurate, or incorrect is less than $25,000.00 in the aggregate.

                  (II) Notwithstanding anything contained herein to the contrary, to the extent Purchaser shall not, under the immediately preceding subparagraph (i), have waived, relinquished and released all rights or remedies available to it at law, in equity or otherwise as provided hereunder, the aggregate liability of Seller to Purchaser for the damage or loss sustained by Purchaser by reason, or as a result, of the untruth, inaccuracy, or incorrectness of any of the representations and warranties of Seller in this Agreement, and/or by reason of any bona fide tenant offset rights, claims, or defenses disclosed in tenant estoppel letters delivered after the date hereof shall not exceed $25,000.00.

                  (III) The representations and warranties of Seller set forth in Section 8.1(a) and elsewhere in this Agreement shall be true, accurate and correct in all material respects upon the execution of this Agreement and shall be deemed to be repeated on, and as of, the Closing Date (except as they relate only to an earlier date). The representations and warranties (whether express or implied) of Seller set forth in Section 8.1(a) and elsewhere in this Agreement and/or the Seller's Documents (including the Deeds and the Assignment Agreement) shall remain operative and shall survive the Closing and the execution and delivery of the Deed for a period of one (1) year following the Closing Date (except for the representations and warranties of Seller set forth in Section 8.1(a)(i), (ii) and (iii), which shall survive without limitation except as provided by statute of limitation periods). No action or claim based thereon shall be commenced or submitted after such period, and any attempt to do so shall be null and void.

         8.2 PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants to Seller as follows:

                  (I) Purchaser is a duly formed and validly existing corporation organized under the laws of the State of Texas, and is in good standing under the laws of the States where Purchaser is required by law to be qualified.

                  (II) Purchaser has the full legal right, power, authority and financial ability to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant to this Agreement (collectively, the "PURCHASER'S DOCUMENTS"), to consummate the transactions contemplated hereby, and to perform its obligations hereunder and under Purchaser's Documents.

                  (III) This Agreement and Purchaser's Documents do not, and will not, contravene any provision of the certificate of incorporation or by-laws of Purchaser, any judgment, order, decree, writ or injunction issued against Purchaser, or any provision of any Laws applicable to Purchaser. The consummation of the transactions contemplated hereby will not result in a breach, or constitute a default or event of default, by Purchaser under any agreement to which Purchaser or any of its assets are subject or bound, and will not result in a violation of any Laws applicable to Purchaser.

                  (IV) There are no pending actions, suits, proceedings, or investigations to which Purchaser is a party before any court or other governmental authority that may have an adverse impact on Purchaser's ability to consummate the transactions contemplated hereby.

As used in this Agreement, the words "PURCHASER'S ACTUAL KNOWLEDGE" or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imported or constructive) knowledge of Purchaser after, and based solely upon, making inquiry of Purchaser's principal(s), without such person(s) having any obligation to make an independent inquiry or investigation. The representations and warranties of Purchaser set forth in this Section 8.2 and elsewhere in this Agreement shall be true, accurate and correct in all material respects upon the execution of this Agreement, shall be deemed to be repeated on, and as of, the Closing Date (except as they relate only to an earlier date) and shall survive the Closing without limitation except for statutory limitation periods.


                                   ARTICLE 9
                              COSTS OF TRANSACTION

         9.1      Seller shall be responsible for:

                  (A) Seller's legal fees attributable to the transfer of the Properties to Purchaser (including preparation and negotiation of this Agreement and the consummation of the transactions contemplated herein);

                  (B) any transfer or sales taxes imposed by the states where each of the Properties is located in connection with the transfer of the Properties to Purchaser;

                  (C) Purchaser's fee title insurance premiums for the Properties based upon the standard form of title policy approved by the state in which the Property is located; and

                  (D)      survey updates for each of the Properties.

         9.2      Purchaser shall be responsible for:

                  (A) engineering, inspection, preparation of due diligence reports and other due diligence expenses;

                  (B)      recording fees (exclusive of transfer taxes);

                  (C) except as set forth in Sections 9.1(c) and 9.1(d), Purchaser's title insurance fees and expenses, and the cost of affirmative insurance and endorsements for the state in which the Property is located; and

                  (D) Purchaser's legal fees attributable to the acquisition of the Properties.


                                   ARTICLE 10
                        CONDITIONS PRECEDENT TO CLOSING

         10.1 Purchaser's obligation under this Agreement to purchase the Properties is subject to the fulfillment of each of the following conditions:

                  (A) the representations and warranties of Seller contained herein shall be materially true, accurate and correct as of the Closing Date (except to the extent they relate only to an earlier date), subject to the provisions of Section 8.1(b), in all material respects (as hereinafter defined). If any of such representations or warranties shall prove to be inaccurate or breached in "MATERIAL RESPECTS", that is, the effect of such inaccuracies or breaches (individually or in the aggregate) shall be materially to diminish the value of the Property affected thereby, and if Seller shall be unwilling or unable to correct the same, it being agreed that Seller shall be entitled to a reasonable adjournment of the Closing for up to 60 days (the "REPRESENTATION CURE PERIOD") if Seller shall elect to remedy the same, then Purchaser shall have the option only of closing notwithstanding the same, or of canceling this Agreement as is provided herein in the case of a defect in title which is not cured or elected to be cured by Seller. If Seller shall elect to correct or remedy such inaccuracies or breaches, then Purchaser's obligation to close under this Agreement shall remain in full force and effect during the representation cure period, provided, however, that if Purchaser's financing arrangements with Protective Life Insurance Company ("PROTECTIVE LIFE") shall expire during the representation cure period, Purchaser shall remain obligated to so close only until the expiration of Purchaser's financing arrangements with Protective Life, the parties hereto agreeing to use reasonable efforts to extend their respective financing arrangements.

                  (B) Seller shall be ready, willing and able to deliver title to the Properties in accordance with the terms and conditions of this Agreement;

                  (C) the Title Company is ready, willing and able to issue fee title insurance to Purchaser in accordance with the terms and conditions of this Agreement;

                  (D) Seller shall have delivered all of the documents and other items required pursuant to Article 11, and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement to be performed or complied with by the Seller at or prior to the Closing;

                  (E) Receipt by Purchaser of (I) tenant estoppel certificates for all anchor tenants at the Properties (as set forth in SCHEDULE 16 annexed hereto and made a part hereof), (II) tenant estoppel certificates for sixty percent (60%) of the other tenants at the Properties, and (III) landlord estoppel certificates for twenty percent (20%) of the other tenants at the Properties (provided Seller shall have made reasonable efforts to obtain tenant estoppel certificates from such other tenants); and

                  (F)      on or prior to Closing Date:

                           (I) Seller shall not have applied for, or consented to, the appointment of a receiver, trustee or liquidator for itself or any of its assets unless the same shall have been discharged prior to the

                  Closing Date, and no such receiver, liquidator or trustee shall have otherwise been appointed, unless same shall have been discharged prior to the Closing Date;

                           (II) Seller shall not have admitted in writing an inability to pay its debts as they mature;

                           (III) Seller shall not have made a general assignment for the benefit of creditors;

                           (IV) Seller shall not have been adjudicated a bankrupt or insolvent, or had a petition for reorganization granted with respect to Seller; or

                           (V) Seller shall not have filed a voluntary petition seeking reorganization or an arrangement with creditors or taken advantage of any bankruptcy, reorganization, insolvency, readjustment or debt, dissolution or liquidation law or statute, or filed an answer admitting the material allegations of a petition filed against it in any proceedings under any such law, or had any petition filed against it in any proceeding under any of the foregoing laws, unless the same shall have been dismissed, canceled, or terminated prior to the Closing Date.

In the event that any condition contained in this Section 10.1 or in Section 10.2(d) is not satisfied, subject to Section 7.1(b), Section 7.2, Section 8.1(b), Section 16.1, Section 16.2 and Section 17.1, Purchaser shall have, as its sole remedy hereunder, the right to elect either to:

                  (I) waive such unsatisfied condition and consummate the transactions contemplated hereby without any reduction of, or credit against, the Purchase Price; or

                  (II) terminate this Agreement, in which event Escrow Agent shall promptly disburse the Fund (subject to Section 20.4) to Purchaser provided that Purchaser is not otherwise in default hereunder, and neither party shall have any further rights, obligations, or liabilities hereunder except as otherwise specifically set forth herein.

         10.2 Seller's obligation under this Agreement to sell the Properties to Purchaser is subject to the fulfillment of each of the following conditions:

                  (A) the representations and warranties of Purchaser contained herein shall be materially true, accurate and correct as of the Closing Date;

                  (B) Purchaser shall have delivered to the Title Company and the Title Company shall have disbursed to Seller the funds required hereunder;

                  (C) Purchaser shall have delivered to the Title Company all the documents to be executed by Purchaser set forth in Article 12 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing;

                  (D)      on or prior to Closing Date:

                           (I) CS First Boston, the holder of certain mortgage debt with respect to certain of the Properties and other properties owned by Seller, shall have agreed to accept, and CS First Boston shall accept at Closing, as its sole consideration for releasing such Properties from the lien of its mortgage(s), the share of the total indebtedness of Seller to CS First Boston attributable to each of the Properties allocated as set forth in the mortgage held by CS First Boston, without any premium of any nature whatsoever (including, without limitation, any premium or other charge that CS First Boston might otherwise levy pursuant to any of the provisions of its mortgage);

                           (II) CS First Boston and Apollo Real Estate Advisors, L.P. or its affiliates ("APOLLO"), the holder of certain mortgage debt with respect to certain of the Properties and other properties owned by Seller, shall have agreed to refinance, and CS First Boston and Apollo shall refinance, on or prior to the Closing, an aggregate mortgage indebtedness of Seller to CS First Boston and Apollo in the principal sum of $11,308,236.00 covering certain property owned by Seller known as Kanawha Mall Center in Charleston, West Virginia (the "KANAWHA MORTGAGES"), such refinancing of the Kanawha Mortgages to be on terms and conditions satisfactory to Seller in all respects; and

                           (III) Protective Life and Apollo shall have agreed to refinance, and Protective Life and Apollo shall refinance, on or prior to the Closing, an aggregate mortgage indebtedness of Seller to CS First Boston and Apollo in the principal sum of $8,592,513.00 covering certain property owned by Seller known as

                  Village Royale Shopping Center in Royal Palm Beach, Florida (the "VILLAGE ROYALE MORTGAGES"), such refinancing of the Village Royale Mortgages to be on terms and conditions satisfactory to Seller in all respects; and

                           (IV) AAL shall have consented to the conveyance of the Washington Plaza Property subject to the Washington Plaza First Mortgage and Washington Plaza Wraparound Mortgage on terms and conditions satisfactory to Seller and Purchaser in all respects.

                  (E)      on or prior to Closing Date:

                           (I) Purchaser shall not have applied for, or consented to, the appointment of a receiver, trustee or liquidator for itself or any of its assets unless the same shall have been discharged prior to the Closing Date, and no such receiver, liquidator or trustee shall have otherwise been appointed, unless same shall have been discharged prior to the Closing Date;

                           (II) Purchaser shall not have admired in writing an inability to pay its debts as they mature;

                           (III) Purchaser shall not have made a general h assignment for the benefit of creditors;

                           (IV) Purchaser shall not have been adjudicated a bankrupt or insolvent, or had a petition for reorganization granted with respect to Purchaser; or

                           (V) Purchaser shall not have filed a voluntary petition seeking reorganization or an arrangement with creditors or taken advantage of any bankruptcy, reorganization, insolvency, readjustment or debt, dissolution or liquidation law or statute, or filed an answer admitting the material allegations of a petition filed against it in any proceedings under any such law, or had any petition filed against it in any proceeding under any of the foregoing laws, unless the same shall have been dismissed, canceled, or terminated prior to the Closing Date.

In the event that any condition in Section 10.2 is not satisfied, Seller shall have, as its sole remedy hereunder, the right to elect either to:

                  (I) waive such unsatisfied condition, whereupon title shall close as provided in this Agreement; or

                  (II)     terminate this Agreement and retain or recover the

         Fund as liquidated damages (unless any condition in 10.2(d) is not satisfied and Purchaser is not in default under this Agreement, in which event the Fund shall be disbursed to Purchaser), and neither party shall have any further rights, obligations, or liabilities hereunder, except as otherwise set forth herein.


         10.3 Nothing contained in Section 10.1 or 10.2 shall be construed so as to grant any party any right to terminate this Agreement, unless such party is expressly granted such right thereunder.


                                   ARTICLE 11
                 DOCUMENTS TO BE DELIVERED BY SELLER AT CLOSING

         11.1 At the Closing, Seller shall execute, acknowledge and/or deliver (or cause to be delivered), as applicable, the following to the Title
Company:

                  (A) special warranty deeds (collectively the "DEEDS") conveying title to the Properties in the respective forms of EXHIBITS A-1, A-2 , A-3 , A-4 AND A-5, annexed hereto and made a part hereof, but with such changes as are required by the laws of the applicable jurisdiction;

                  (B) an Assignment and Assumption of Leases and Security Deposits in the form of EXHIBIT B annexed hereto and made a part hereof assigning without warranty or representation Seller's right, title and interest in and to the Leases, all guarantees thereof and the security deposits thereunder in Seller's possession (the "LEASE ASSIGNMENT").

                  (C) an Assignment and Assumption of Contracts, Licenses and Building Plans in the form of EXHIBIT C annexed hereto and made a part hereof (the "CONTRACT AND LICENSE ASSIGNMENT"), assigning Seller's right, title and interest in and to:

                           (I) all of the assignable licenses, permits, certificates, approvals, authorizations and variances issued for or with respect to each Property by any governmental authority (collectively, the "LICENSES");

                           (II) all assignable purchase orders, equipment leases, advertising agreements, franchise agreements, license agreements, management agreements, leasing and brokerage agreements and other service contracts relating to the operation of each Property to the extent Purchaser has agreed to assume same; and

                           (III) all building plans and specifications and guarantees and warranties for any real or personal property being transferred pursuant to this Agreement;

                  (D) the Assignment and Assumption of Intangible Property in the form of EXHIBIT D annexed hereto and made part hereof assigning all of Seller's right, title and interest, if any, in and to all intangible property owned by Seller with respect to the operation of the Properties listed on SCHEDULE 17 annexed hereto and made a part hereof, including any trade name and logo for the Properties (the "INTANGIBLE PROPERTY ASSIGNMENT") (the Lease Assignment, the Contract and License Assignment and the Intangible Property Assignment are herein referred to collectively as the "ASSIGNMENT AGREEMENT");

                  (E) a wire transfer to the Title Company (for the account of Purchaser), or a credit to Purchaser against the Purchase Price, in the aggregate amount of such security deposits and accrued interest thereon payable to tenants that are in the possession of, or received by, Seller. With respect to any lease securities that are other than cash, Seller shall execute and deliver to Purchaser at the Closing or thereafter on request of Purchaser any appropriate instruments of assignment or transfer (and Seller shall pay or credit Purchaser for any necessary transfer fees in connection therewith) without warranty or representation that such security may be converted to cash;

                  (F) a bill of sale in the form of EXHIBIT E annexed hereto and made a part hereof (the "BILL OF SALE") conveying, transferring and selling to Purchaser all right, title and interest of Seller in and to all Personal Property (including certain Personal Property at the Marysville Towne Center Property listed on SCHEDULE 18 annexed hereto and made a part hereof) (it is agreed that no portion of the Purchase Price has been allocated to, or is otherwise attributable to, the Personal Property);

                  (G) notices to the tenants of the Properties in the form of EXHIBIT F annexed hereto and made a part hereof, advising the tenants of the sale of the Properties to Purchaser (and the amount of their security deposit) and directing that rents and other payments thereafter be sent to Purchaser or as Purchaser may direct;

                  (H) copies of the resolutions of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement to be undertaken by Seller, certified as true and correct by the Secretary or Assistant Secretary of Seller;

                  (I) possession of the Properties, subject only to the Permitted Encumbrances, Leases and any Unacceptable Encumbrances waived in writing by Purchaser, and, to the extent in Seller's possession and not already located at the Properties, keys to all entrance doors to, and equipment and utility rooms located in, the Properties;

                  (J) to the extent in Seller's possession and not already located at the Properties, all Licenses;

                  (K)      any applicable transfer tax returns;

                  (L) a "FIRPTA" affidavit sworn to by Seller in the form of EXHIBIT G annexed hereto and made a part hereof. Purchaser acknowledges and agrees that, upon Seller's delivery of such affidavits, Purchaser shall not withhold any portion of the Purchase Price pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

                  (M) all files, records, plans and specifications in Seller's possession, relating to the construction, maintenance, operation and leasing of the Properties and not previously delivered to Purchaser;

                  (N) (I) tenant estoppel certificates for all anchor tenants listed on SCHEDULE 16, (II) tenant estoppel certificates for sixty percent (60%) of the other tenants at the Properties, and (III) landlord estoppel certificates for twenty percent (20%) of the other tenants at the Properties (provided Seller shall have made reasonable efforts to obtain tenant estoppel certificates from such other tenants); said tenant estoppel certificates to be substantially in the form of EXHIBIT H annexed hereto PROVIDED, HOWEVER, that failure of Seller to obtain said tenant estoppels substantially in the form annexed hereto or otherwise shall not be a default hereunder;

                  (O) copies of the Leases and, to the extent in Seller's possession, original, executed counterparts of such Lease;

                  (P) copies of the Contracts that Purchaser agrees to assume (and to the extent in Seller's possession, originals of such Contracts);

                  (Q) all other documents that Seller is required to deliver pursuant to the provisions of this Agreement; and

                  (R) a current rent roll in a form similar to that attached to this Agreement certified by Seller's property manager and dated the Closing Date.

         11.2 To the extent that the copies of the Leases delivered to Purchaser pursuant to Section 11.1(p) were not executed counterparts, Seller, on or before thirty (30) days after the Closing, shall deliver to Purchaser:

                  (A) for each such Lease that it entered into, a certificate duly acknowledged, representing that Seller has been unable to locate the original and that annexed is a true and complete copy; and

                  (B) for each such Lease that Seller's predecessor entered into, a certificate, duly acknowledged, representing to Seller's knowledge, that Seller has been unable to locate the original and that annexed is a true and complete copy.


                                   ARTICLE 12
               DOCUMENTS TO BE DELIVERED BY PURCHASER AT CLOSING

         12.1 At the Closing, Purchaser shall execute, acknowledge and/or deliver, as applicable, the following to the Title Company:

                  (A) the Cash Balance, subject to apportionments, credits and adjustments as provided in this Agreement, for disbursement by the Title Company in accordance with Seller's instructions;

                  (B)      the Bills of Sale;

                  (C)      if Purchaser is a corporation:

                           (I) copies of the certificate of incorporation and by-laws of Purchaser and of the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement certified as true and correct by the Secretary or Assistant Secretary of Purchaser;

                           (II) a good standing certificate issued by the state of incorporation of Purchaser, dated within thirty (30) days of the Closing Date;

                           (III) a good standing certificate issued in all jurisdictions where Purchaser is required by law to be in good standing in order to hold title to a Property, dated within thirty (30) days of the Closing Date; and

                           (IV) an incumbency certificate executed by the Secretary or Assistant Secretary of Purchaser with respect to those officers of Purchaser executing any documents or instruments in connection with the transactions contemplated herein;

                  (D)      The Assignment Agreement;

                  (E)      any applicable Transfer Tax Returns; and

                  (F) all other documents Purchaser is required to deliver pursuant to the provisions of this Agreement.


                                   ARTICLE 13
                          OPERATION OF THE PROPERTIES

         13.1 Between the date hereof and the Closing Date, Seller agrees to continue to operate and manage the Properties in substantially the same manner as it did prior to the execution and delivery of this Agreement, including preserving the good will of all suppliers and tenants. In connection therewith:

                  (A) Seller may not modify, extend, renew, cancel, terminate, or permit the expiration of any Lease (other than on the expiration date provided in the same), or enter into any proposed lease of all or any portion of the Properties, without Purchaser's consent, and, if such consent is requested, such consent shall not be unreasonably withheld and shall be given or denied, with the reasons for any such denial, within the applicable period specified in this
         Section 13.1(a). If Seller enters into any permitted new Leases, or if there is any permitted extension or renewal of any Leases, whether or not such Leases provide for their extension or renewal, or any expansion or modification of any Leases (each, a "NEW LEASE"), Seller shall keep accurate records of all expenses (collectively, "NEW LEASE EXPENSES") incurred in connection with each New Lease. The New Lease Expenses for each New Lease allocable to and payable by Seller shall be determined by multiplying the amount of such New Lease Expenses by a fraction, the numerator of which shall be the number of days contained in that portion, if any, of the term of such New Lease commencing on the date on which the tenant thereunder shall have commenced to pay fixed rent ("RENT COMMENCEMENT DATE") and expiring on the date immediately preceding the Closing Date, and the denominator of which shall be the total number of days contained in the period commencing on the Rent Commencement Date and expiring on the date of the scheduled expiration of the term of such New Lease, and the remaining balance of the New Lease Expenses for each New Lease shall be allocable to and payable by Purchaser. For purposes of this Section 13.1(a), the Rent Commencement Date under a renewal, extension, expansion or modification of a Lease shall be deemed to be:

                           (X) in the case of a renewal or extension (whether effective prior to or after the Closing, or in the form of an option exercisable in the future), the first date during such renewal or extension period after the originally scheduled expiration of the term of such Lease on which the tenant under such Lease commences to pay fixed rent;

                           (Y) in the case of an expansion (whether effective prior to or after the Closing, or in the form of an option exercisable in the future), the date on which the tenant under such Lease commences to pay fixed rent for the additional space; and

                           (Z) in the case of a modification not also involving a renewal, extension or expansion of such Lease, the effective date of such modification agreement. At the Closing, Purchaser shall reimburse Seller for all New Lease Expenses theretofore paid by Seller, if any, in excess of the portion of the New Lease Expenses allocated to Seller pursuant to the provisions of the preceding sentence.

The provisions of this Section 13.1(a) shall survive the Closing. With respect to any request for consent by Seller to be submitted to Purchaser for its consent pursuant to Section 13.1(a) (which consent shall be accompanied by related term sheets and other supporting information in reasonable detail relating to the requested action), Purchaser shall consent or deny its consent, with the reasons for any such denial, within the following ten (10) business days. If notice of any denied consent is not received, Purchaser's consent shall be deemed to have been granted.

                  (B) Subject to obtaining Purchaser's required consent under Section 13.1(a), Seller reserves the right, but is not obligated, to institute summary proceedings against any tenant or to terminate any Lease as a result of a default by the tenant thereunder prior to the Closing Date. Seller make no representations and assumes no responsibility with respect to the continued occupancy of the Properties or any part thereof by any tenant, subject, however, to the provisions of Section 10.1(e) hereof. The permitted removal of a tenant, whether by summary proceedings or otherwise, prior to the Closing Date shall not give rise to any claim on the part of Purchaser. Further, Purchaser agrees that it shall not be grounds for Purchaser's refusal to close this transaction that any tenant is a holdover tenant or in default under its Lease on the Closing Date, and Purchaser shall accept title subject to such holding over or default without credit against, or reduction of, the Purchase Price.

                  (C) Seller shall not modify, extend, renew, or cancel (except as a result of a default by the other party thereunder) any Contracts, or enter into any new Contract without Purchaser's prior consent in each instance, which consent shall not be unreasonably withheld or delayed, and if withheld, Purchaser shall promptly give Seller a notice stating the reasons therefor; provided, however, that Purchaser's consent shall not be required to the aforestated actions with the exception of cancellation if such Contract may be terminated at any time on not more than thirty (30) days' prior notice by Seller, or its successor, without the payment of a penalty. Unless Purchaser indicates in writing to Seller that Purchaser will be assuming a Contract, Seller shall promptly take steps to terminate said Contract as of the Closing Date or as soon thereafter as possible.

                  (D) Seller will keep in force and effect with respect to the Properties the casualty insurance policies currently carried by Seller listed on SCHEDULE 13 or policies providing similar coverage.

                  (E) From the date hereof until the Closing, Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceedings relating to the assessed valuation of the Properties for any tax year subsequent to the tax year in which the Closing occurs or the tax year in which the Closing occurs, without Purchaser's prior consent in each instance. Seller shall, at Closing, assign to Purchaser, without representation, warranty or recourse of any kind all of Seller's right, title and interest (if any) in and to any then pending protests or reduction proceedings relating to the assessed valuation of the Properties for any fiscal tax year(s) in which the Closing occurs or subsequent to the respective tax years in which the Closing occurs, whereupon Purchaser shall be authorized to continue and control the progress of, and to make all decisions with respect to, any such proceedings. All net tax refunds and credits attributable to any tax year prior to the tax year in which the Closing occurs shall belong to and be the property of Seller. All net tax refunds and credits attributable to any tax year subsequent to the tax year in which the Closing occurs shall belong to and be the property of

         Purchaser. All net tax refunds and credits attributable to the tax year in which the Closing occurs shall be divided between Seller and Purchaser in accordance with the apportionment of taxes pursuant to the provisions of this Agreement, after deducting therefrom a pro rata share of all expenses, including, without limitation, counsel fees and disbursements and consultant's fees, incurred in obtaining such refund, the allocation of such expenses to be based upon the total refund obtained in such proceeding and in any other proceeding simultaneously involved in the trial or settlement. Each party agrees to cooperate reasonably with the other party in connection with the prosecution of any such proceedings and to take all steps, whether before or after the Closing Date, as may be necessary to carry out the intention of the foregoing, including, without limitation, the delivery to the other party, upon demand, of any relevant books and records, including receipted tax bills and canceled checks used in payment of such taxes in possession or control of the requesting party, the execution of any and all consents or other documents, and the undertaking of any act reasonably necessary for the collection of such refund by the requesting party. All tax refunds to be paid to either party after the Closing as contemplated under this Section 13(e) shall be net of any amounts due tenants at the Properties on account of any such tax refunds, and Seller and Purchaser shall jointly determine such amount(s) (if any) due tenants and direct the Seller's tax protest or certiorari counsel to deduct such amounts from the gross tax refund and forward the same to the appropriate tenant(s) prior to making any payment to Seller or Purchaser (as the case may be). The provisions of this Section 13.1(e) shall survive the Closing.

                  (F) Seller has advised Purchaser and Purchaser is aware that Seller is currently involved in negotiations for a new lease with McDonald's Corporation ("MCDONALD'S") for a 20,000 square foot site pad at the Holly Farm Shopping Center Property. Seller has furnished Purchaser with copies of the latest draft lease for McDonald's and Seller shall not enter into a final lease with McDonald's without Purchaser's consent, such consent not to be unreasonably withheld or delayed. Subject to execution and delivery of a final lease with McDonald's, Seller shall pay all leasing commissions in connection therewith and site demolition expenses (up to $50,000.00) to be paid by landlord under said lease. Seller shall also pay all legal expenses incurred by Seller through the Closing Date in connection with said pending lease with McDonald's. The provisions of this Section 13.1(f) shall survive the Closing.

         13.2 With respect to the costs and expenses of work (including tenant improvement work) performed or to be performed to leased space that is to be either paid by landlord or reimbursed by landlord to tenants pursuant to any Lease (other than any pending Lease that is set forth on SCHEDULE 19 attached hereto), Seller shall be responsible for such work and agrees to perform and/or complete such work, or to cause such work to be performed and/or completed through Seller's manager (i.e., Insignia/ESG, Inc.) or replacement manager if Seller's current manager is terminated, in accordance with the requirements of the applicable Leases. With respect to the above-described work, Seller, as to each Property, shall carry insurance for liability, bodily and personal injury (including death) and property damage and workers compensation in form and amounts reasonably satisfactory to Purchaser. Seller shall indemnify Purchaser for any losses caused by Seller's failure to complete such tenant improvement work in accordance with such tenant's Lease and free of liens and all claims for unpaid charges. Seller shall also remain responsible for all brokerage and leasing commissions relating to the Leases that are listed in SCHEDULES 20 and 21 attached hereto, provided, however, Seller shall not be responsible for brokerage and leasing commissions for options, extensions, renewals or expansions not exercised prior to the Closing Date. In connection with Seller performing the above-described work, Purchaser shall reasonably cooperate with Seller in providing Seller with reasonable access to the Properties for purpose of carrying out such work. With respect to the above-described work, all such work shall be performed and completed in compliance with applicable Lease requirements and without unreasonable interference to the other tenants of the Properties (including their employees and invitees) and free of liens and unpaid claims. Any liens resulting from such work will be discharged by Seller by payment or bonding within 45 days unless sooner action is necessary to avert lien foreclosure. The provisions of this Section 13.2 shall survive Closing.


                                   ARTICLE 14
                                     AS IS

         14.1 Purchaser expressly acknowledges and agrees to accept title to the Properties on an "as-is-where-is and with all faults" basis except as otherwise provided in this Agreement.

         14.2 Except for separate agreement(s) entered in writing by the parties hereto contemporaneously herewith or at Closing, this Agreement, as written, contains all the terms of the agreement entered into between the parties as of the date hereof, and Purchaser acknowledges, that neither Seller nor any of Seller's Affiliates (as hereinafter defined), nor any of their agents or representatives, has made any representations or held out any inducements to Purchaser, and Seller hereby specifically disclaims any representation, oral or written, past, present or future, other than those specifically set forth in Sections 8.1 and 15.1, or elsewhere in this Agreement. Without limiting the generality of the foregoing, Purchaser has not relied on any representations or warranties, and neither Seller nor any of Seller's Affiliates, nor any of their agents or representatives has or is willing to make any representations or warranties, express or implied, other than as may be expressly set forth in this Agreement, as to:

                  (A)      the status of title to the Properties;

                  (B)      the Leases;

                  (C)      the Contracts;

                  (D)      the Licenses;

                  (E) the current or future real estate tax liability, assessment or valuation of the Properties;

                  (F) the potential qualification of the Properties for any and all benefits conferred by any Laws whether for subsidies, special real estate tax treatment, insurance, mortgages or any other benefits, whether similar or dissimilar to those enumerated;

                  (G) the compliance of the Properties in its current or any future state with applicable Laws or any violations thereof, including, without limitation, those relating to access for the handicapped, environmental or zoning matters, and the ability to obtain a change in the zoning or a variance in respect to the Properties' non-compliance, if any, with zoning Laws;

                  (H) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, condition or otherwise;

                  (I) the availability of any financing for the purchase, alteration, rehabilitation or operation of the Properties from any source, including, without limitation, any government authority or any lender;

                  (J)      the current or future use of the Properties;

                  (K) the present and future condition and operating state of any Personal Property and the present or future structural and physical condition of any of the Buildings, their suitability for rehabilitation or renovation, or the need for expenditures for capital improvements, repairs or replacements thereto;

                  (L)      the viability or financial condition of any tenant;

                  (M) the status of the leasing market in which the Properties is located; and/or

                  (N) the actual or projected income or operating expenses of the Properties.

         14.3 Purchaser acknowledges that Seller has afforded Purchaser the opportunity for full and complete investigations, examinations and inspections of the Properties and all Property Information. Purchaser acknowledges and agrees that:

                  (A) the Property Information delivered or made available to Purchaser and Purchaser's Representatives (as hereinafter defined) by Seller or Seller's Affiliates, or any of their agents or representatives may have been prepared by third parties and may not be the work product of Seller and/or any of Seller's Affiliates;

                  (B) neither Seller nor any of Seller's Affiliates has made any independent investigation or verification of, or has any knowledge of, the accuracy or completeness of, the Property Information, except for those items specifically covered by Seller representations in Article 8;

                  (C) except for those items specifically referenced in the schedules referred to in Article 8, the Property Information delivered or made available to Purchaser and Purchaser's
         Representatives is furnished to each of them at the request, and for the convenience of, Purchaser;

                  (D) Purchaser is relying solely on its own investigations, examinations and inspections of the Properties and those of Purchaser's Representatives and is not relying in any way on the Property Information furnished by Seller or any of Seller's Affiliates, or any of their agents or representatives (except those items specifically covered by Seller representations in Article 8);

                  (E) Seller expressly disclaims any representations or warranties with respect to the accuracy or completeness of the Property Information (except those items specifically covered by Seller representations in Article 8) and Purchaser releases Seller and Seller's Affiliates, and their agents and representatives, from any and all liability with respect thereto (except those items specifically covered by Seller representations in Article 8); and

                  (F) any further distribution of the Property Information is subject to Article 24.

         14.4 Purchaser or anyone claiming by, through or under Purchaser, hereby fully and irrevocably releases Seller and Seller's Affiliates, and their agents and representatives, from any and all claims that it may now have or hereafter acquire against Seller or Seller's Affiliates, or their agents or representatives for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to any construction defects, construction errors or omissions on or in the Properties, or any other construction related conditions (whether patent, latent or otherwise) affecting the Properties, except for:

                  (A)      claims against Seller based upon any
         representations, warranties,
         obligations or liabilities of Seller expressly provided in this Agreement; and

                  (B) obligations that Seller or Seller's Affiliates have expressly retained or undertaken pursuant to separate agreement(s) entered in writing by the parties hereto contemporaneously herewith.

As a material covenant and condition of this Agreement, Purchaser agrees that in the event of any such construction defects, errors or omissions, or any other construction related conditions affecting the Properties, Purchaser shall look solely to Seller's predecessors in interest or to such contractors and consultants as may have contracted for work in connection with the Properties for any redress or relief, except for claims against Seller based upon any representations, warranties, obligations or liabilities of Seller expressly provided in this Agreement. Purchaser further understands that some of Seller's predecessors in interest or such contractors and consultants may have filed petitions under the bankruptcy code and Purchaser may have no remedy against such predecessors, contractors or consultants.

         14.5 Purchaser acknowledges that it has inspected the Properties, is acquainted with and accepts their condition, and has reviewed, to the extent necessary in its discretion, all the Property Information. Seller shall not be liable or bound in any manner by any oral or written "setups" or information pertaining to the Properties or the rents furnished by Seller (except as represented herein), Seller's Affiliates, their agents or representatives, any real estate broker, or other person.

         14.6 The provisions of this Article 14 shall survive the termination of this Agreement and the Closing.


                                   ARTICLE 15
                                     BROKER

         15.1 Purchaser and Seller represent and warrant to the other that it or they, as the case may be, have not dealt with any broker in connection with the Property and the transactions described herein. Each party hereto agrees to indemnify, defend and hold the other harmless from and against any and all claims, causes of action, losses, costs, expenses, damages or liabilities, including reasonable attorneys' fees and disbursements, which the other may sustain, incur or be exposed to, by reason of any claim or claims by any broker, finder or other person, for fees, commissions or other compensation arising out of the transactions contemplated in this Agreement if such claim or claims are based in whole or in part on dealings or agreements with the indemnifying party.

         15.2 The obligations and representations and warranties contained in this Article 15 shall survive the termination of this Agreement and the Closing.

                                   ARTICLE 16
                             CASUALTY; CONDEMNATION

         16.1 If a material part (as hereinafter defined) of any Property is damaged or destroyed by fire or other casualty, Seller shall notify Purchaser of such fact and, except as hereinafter provided, Purchaser shall have the option to terminate this Agreement, in which event Escrow Agent shall promptly disburse the Fund (subject to Section 24.4) to Purchaser provided that Purchaser is not otherwise in default hereunder, and neither party shall have any further rights, obligations, or liabilities hereunder except as otherwise specifically set forth herein. If Purchaser elects to waive its aforementioned option, or there is damage to or destruction of an immaterial part ("IMMATERIAL" is herein deemed to be any damage or destruction that is not material, as such term is hereinafter defined) of a Property, Purchaser shall close title as provided in this Agreement and, at the Closing, Seller shall, unless Seller has repaired such damage or destruction prior to the Closing:

                  (A) pay over to Purchaser the proceeds of any insurance collected by Seller less the amount of all costs incurred by Seller in connection with the repair of such damage or destruction; and

                  (B) assign and transfer to Purchaser all right, title and interest of Seller in and to any uncollected insurance proceeds that Seller may be entitled to receive from such damage or destruction (Seller shall bear the cost of any applicable insurance deductible).

A "MATERIAL" part of a Property shall be deemed to have been damaged or destroyed if:

                           (I) the cost of repair or replacement shall be 10% or more of the allocated Purchase Price of such Property, as such cost is reasonably estimated by an independent engineer selected by Seller and reasonably approved by Purchaser; or

                           (II) one or both of the two largest tenants at the damaged Property irrevocably terminates or is entitled to terminate their lease.

         16.2 If, prior to the Closing Date, all or any significant portion (as hereinafter defined) of any Property is taken by eminent domain or condemnation (or is the subject of a pending taking which has not been consummated), Seller shall notify Purchaser of such fact and the Purchaser shall have the option to terminate this Agreement, in which event Escrow Agent shall promptly disburse the Fund (subject to Section 20.4) to Purchaser provided that Purchaser is not otherwise in default hereunder, and neither party shall have any further rights, obligations, or liabilities hereunder except as otherwise specifically set forth herein. If Purchaser elects to waive its aforementioned option, or if an insignificant portion ("INSIGNIFICANT" is herein deemed to be any taking that is not significant, as such term is herein defined) of a Property is taken by eminent domain or condemnation, at the Closing Seller shall assign and turnover, and Purchaser shall be entitled to receive and keep, all awards or other proceeds for such taking by eminent domain or condemnation. A "SIGNIFICANT" portion of a Property means:

                  (A)      any portion of the shopping center building;

                  (B) a portion of the parking areas if the taking thereof reduces the remaining available number of parking spaces below the minimum legally required or the minimum required by the leases of one or both of the two largest tenants; or

                  (C) such taking materially interferes with ingress thereto or egress therefrom.

         16.3 Notwithstanding anything contained in Sections 16.1 and 16.2 to the contrary, if Purchaser elects not to terminate this Agreement as provided in Section 16.1 or 16.2, and the insurance, eminent domain, or condemnation proceeds payable with respect to the Properties as a result of any casualty or taking exceeds the Purchase Price, Seller's obligation to pay over to Purchaser those proceeds paid to Seller prior to the Closing shall be limited to the amount of the Purchase Price plus 50% of the remainder of such proceeds (net of Seller's reasonable costs and expenses in obtaining such proceeds). To the extent that payment of all or any portion of such proceeds does not occur prior to the Closing, the parties agree that Seller shall be entitled to such portion of the proceeds in excess of the Purchase Price, which agreement shall survive the Closing.


                                   ARTICLE 17
                                    REMEDIES

         17.1 If the Closing fails to occur by reason of Seller's inability (subject to Section 7.2) to perform its obligations under this Agreement, then Purchaser, as its sole remedy for such inability of Seller, may by notice to Seller terminate this Agreement, in which event Escrow Agent shall promptly disburse the Fund (subject to Section 20.4) to Purchaser provided that Purchaser is not otherwise in default hereunder, and neither party shall have any further rights, obligations, or liabilities hereunder except as otherwise specifically set forth herein. Except as set forth in this Section 17.1, Purchaser hereby expressly waives, relinquishes and releases any other right or remedy available to it at law, in equity or otherwise by reason of Seller's inability to perform its obligations hereunder.

         17.2 If the Closing fails to occur by reason of Purchaser's failure or refusal to perform its obligations hereunder, then Seller sole remedy shall be to terminate this Agreement by notice to Purchaser and to retain or recover the Fund as liquidated damages for all loss, damage and expenses suffered by Seller, it being agreed that Seller's damages are impossible to ascertain, and neither party shall have any further rights, obligations or liabilities hereunder except as otherwise set forth herein.

         17.3 If the Closing fails to occur by reason of Seller's failure or refusal to perform its obligations hereunder, then Purchaser, as its sole remedy hereunder, may:

                  (A) terminate this Agreement by notice to Seller, in which event Escrow Agent shall promptly disburse the Fund to Purchaser provided that Purchaser is not otherwise in default hereunder; or

                  (B)      seek specific performance from Seller.

As a condition precedent to Purchaser exercising any right it may have to bring an action for specific performance as the result of Seller's failure or refusal to perform its obligations hereunder, Purchaser must commence such an action within one hundred eighty (180) days after the occurrence of such default. Purchaser agrees that its failure to timely commence such an action for specific performance within such one hundred eighty (180) day period shall be deemed a waiver by it of its right to commence such an action.


                                   ARTICLE 18
                      PURCHASER'S ACCESS TO THE PROPERTIES

         18.1 Purchaser and Purchaser's Representatives shall have the right to enter upon the Properties for the sole purpose of inspecting the Properties and making surveys, soil borings, engineering tests and other investigations, inspections and tests (collectively, "INVESTIGATIONS"), provided:

                  (A) Purchaser shall give Seller not less than five (5) days' prior notice before the first such entry and one (1) day's prior notice before each subsequent entry;

                  (B) the first such notice shall include sufficient information to permit Seller to review the scope of the proposed Investigations; and

                  (C) neither Purchaser nor Purchaser's Representatives shall permit any borings, drillings or samplings to be done on any of the Properties without Seller's prior written consent.

Any entry upon the Properties and all Investigations shall be during Seller's normal business hours and at the sole risk and expense of Purchaser and Purchaser's Representatives, and shall not unreasonably interfere with the activities on or about the Properties of Seller, its tenants and their employees and invitees. Purchaser shall:

                           (I)      promptly repair any damage to the
                  Properties resulting from any such Investigations and replace, refill and regrade any holes made in, or excavations of, any portion of the Properties used for such Investigations so that the Properties shall be in the same condition that it existed in prior to such Investigations;

                           (II) fully comply with all Laws applicable to the Investigations and all other activities undertaken in connection therewith;

                           (III) permit Seller to have a representative present during all Investigations undertaken hereunder;

                           (IV)     take all actions and implement all
                  protections necessary to ensure that all actions taken in connection with the Investigations, and the equipment, materials, and substances generated, used or brought onto the Properties pose no threat to the safety or health of persons or the environment, and cause no damage to the Properties or other property of Seller or other persons;

                           (V) furnish to Seller, at no cost or expense to Seller, copies of all surveys, soil test results, engineering, asbestos, environmental and other studies and reports relating to the Investigations which Purchaser shall obtain with respect to the Properties promptly after Purchaser' s receipt of same;

                           (VI) maintain or cause to be maintained, at Purchaser's expense, a policy of commercial general liability insurance, and with a combined single limit of not less than $1,000,000 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $1,000,000 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the amount of $5,000,000, insuring Purchaser and Seller and Seller's Affiliates, as additional insureds, against any injuries or damages to persons or property that may result from or are related to:

                                    (X)      Purchaser's and/or Purchaser's
                           Representatives' entry upon the Properties;

                                    (Y)      any Investigations or other
                           activities conducted thereon; and

                                    (Z)      any and all other activities
                           undertaken by Purchaser and/or Purchaser's
                           Representatives with respect to the Properties,

         all of which insurance shall be on an "occurrence form" and otherwise in such forms and with an insurance company reasonably acceptable to Seller, and deliver a copy of such insurance policy to Seller prior to the first entry on the Properties;

                           (VII) not allow the Investigations or any and all other activities undertaken by Purchaser or Purchaser's Representatives to result in any liens, judgments or other encumbrances being filed or recorded against the Properties, and Purchaser shall, at its sole cost and expense, promptly discharge of record any such liens or encumbrances that are so filed or recorded (including liens for services, labor or materials furnished); and

                           (VIII) indemnify Seller and Seller's Affiliates and hold Seller and Seller's Affiliates harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and disbursements), suffered or incurred by Seller or any of Seller's Affiliates and arising out of or in connection with:

                                    (W)      Purchaser's and/or Purchaser's
                           Representatives' entry upon the Properties;

                                    (X)      any Investigations or other
                           activities conducted thereon by Purchaser or Purchaser's Representatives;

                                    (Y)      any Liens or other encumbrances
                           filed or
                           recorded against the Properties as a consequence of the Investigations or any and all other activities undertaken by Purchaser or Purchaser' s Representatives; and/or

                                    (Z)      any and all other activities
                           undertaken by Purchaser or Purchaser's
                           Representatives with respect to the Properties.

         18.2 The provisions of this Article 18 shall survive the termination of this Agreement and the Closing.


                                   ARTICLE 19
                                  INDEMNITIES

         19.1 Seller shall indemnify and hold Purchaser harmless from and against all suits, actions, proceedings, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements) that may be instituted or asserted against or incurred by Purchaser in connection with the litigations set forth on SCHEDULE 22 attached hereto, provided, that, Seller shall have the right to prosecute and defend the same with counsel selected by Seller. This Section 19.1 shall survive the closing.

         19.2 Seller shall indemnify and hold Purchaser harmless from and against any pre-closing non-contractual claims arising with respect to any of the Properties which are not covered by insurance during its ownership of the Properties. This Section 19.2 shall survive the Closing.

         19.3 Purchaser shall indemnify and hold Seller harmless from and against any post-closing non-contractual claims arising with respect to any of the Properties which are not covered by insurance during its ownership of the Properties. This Section 19.3 shall survive the Closing.


                                   ARTICLE 20
                                     ESCROW

         20.1 Escrow Agent shall hold the Downpayment and all interest accrued thereon, if any (collectively, the "FUND") in escrow and shall dispose of the Fund only in accordance with the provisions of this Article 20.

         20.2 Escrow Agent shall deliver the Fund to Seller or Purchaser, as the case may be, as follows:

                  (A)      to Seller, upon completion of the Closing; or

                  (B) to Seller, after receipt of Seller's demand in which Seller certifies either that:

                           (I)      Purchaser has defaulted under this

                  Agreement; or

                           (II)     this Agreement has been otherwise
                  terminated or canceled,

         and Seller is thereby entitled to receive the Fund; but Escrow Agent shall not honor Seller's demand until more than ten (10) days after Escrow Agent has given a copy of Seller's demand to Purchaser in accordance with Section 20.3(a), nor thereafter if Escrow Agent receives a Notice of Objection from Purchaser within such ten (10) day period; or

                  (C) to Purchaser, after receipt of Purchaser's demand in which Purchaser certifies either that:

                           (I)      Seller has defaulted under this Agreement;
                  or

                           (II)     this Agreement has been otherwise
                  terminated or canceled,

         and Purchaser is thereby entitled to receive the Fund; but Escrow Agent shall not honor Purchaser' s demand until more than ten (10) days after Escrow Agent has given a copy of Purchaser's demand to Seller in accordance with Section 20.3(a), nor thereafter if Escrow Agent receives a Notice of Objection from Seller within such ten (10) day period.

Upon delivery of the Fund, Escrow Agent shall be relieved of all liability hereunder and with respect to the Fund. Escrow Agent shall deliver the Fund, at the election of the party entitled to receive the same, by:

                           (X) a good, unendorsed certified check of Escrow Agent payable to the order of such party;

                           (Y) an unendorsed official bank or cashier's check payable to the order of such party; or

                           (Z)      a bank wire transfer of immediately
                  available funds to an account designated by such party.

         20.3 Upon receipt of a written demand from Seller or Purchaser under Section 20.2(b) or (c), Escrow Agent shall send a copy of such demand to the other party. Within ten (10) days after the date of receiving same, but not thereafter, the other party may object to delivery of the Fund to the party making such demand by giving a notice of objection (a "NOTICE OF OBJECTION") to Escrow Agent. After receiving a Notice of Objection, Escrow Agent shall send a copy of such Notice of Objection to the party who made the demand; and thereafter, in its sole and absolute discretion, Escrow Agent may elect either:

                  (A) to continue to hold the Fund until Escrow Agent receives a written agreement of Purchaser and Seller directing the disbursement of the Fund, in which event Escrow Agent shall disburse the Fund in accordance with such agreement;

                  (B) to take any and all actions as Escrow Agent deems necessary or desirable, in its sole and absolute discretion, to discharge and terminate its duties under this Agreement, including, without limitation, depositing the Fund into any court of competent jurisdiction and bringing any action of interpleader or any other proceeding; and/or

                  (C) in the event of any litigation between Seller and Purchaser, to deposit the Fund with the clerk of the court in which such litigation is pending.

If Escrow Agent is uncertain for any reason whatsoever as to its duties or rights hereunder (and whether or not Escrow Agent has received any written demand under Section 20.2(b) or (c), or Notice of Objection under Section 20.3), notwithstanding anything to the contrary herein, Escrow Agent may hold and apply the Fund pursuant to Section 20.3(a), (b), or (c) and may decline to take any other action whatsoever. In the event the Fund is deposited in a court by Escrow Agent pursuant to Section 20.3(b) or (c), Escrow Agent shall be entitled to rely upon the decision of such court. In the event of any dispute whatsoever among the parties with respect to disposition of the Fund, Purchaser and Seller shall pay the reasonable attorney's fees and costs incurred by Escrow Agent (which said parties shall share equally, but for which said parties shall be jointly and severally liable) for any litigation in which Escrow Agent is named as, or becomes, a party.

         20.4 Notwithstanding anything to the contrary in this Agreement, within one (1) business day after the date of this Agreement, Escrow Agent shall place the Downpayment in an Approved Investment. The interest, if any, which accrues on such Approved Investment shall be deemed part of the Fund; and Escrow Agent shall dispose of such interest as and with the Fund pursuant to this Agreement. Escrow Agent may not commingle the Fund with any other funds held by Escrow Agent. Escrow Agent may convert the Fund from the Approved Investment into cash or a non-interest-bearing demand account at an Approved Institution as follows:

                  (A) at any time within seven (7) days prior to the Closing Date; or

                  (B) if the Closing Date is accelerated or extended, at any time within seven (7) days prior to the accelerated or extended Closing Date (provided, however, that Seller and Purchaser shall give Escrow Agent timely notice of any such acceleration or extension and that Escrow Agent may hold the Fund in cash or a non-interest-bearing deposit account if Seller and Purchaser do not give Escrow Agent timely notice of any such adjournment).

         20.5     As used herein, the term "APPROVED INVESTMENT" means:

                  (A) any interest-bearing demand account or money market fund in Chase Bank of Texas, N.A. located in the City of Dallas or in any other institution otherwise approved by both Seller and Purchaser (collectively, an "APPROVED INSTITUTION"); or

                  (B) any other investment approved by both Seller and Purchaser.

The rate of interest or yield need not be the maximum available and deposits, withdrawals, purchases, reinvestment of any matured investment and sales shall be made in the sole discretion of Escrow Agent, which shall have no liability whatsoever therefor. Discounts earned shall be deemed interest for the purpose hereof.

         20.6 Escrow Agent shall have no duties or responsibilities except those set forth herein, which the parties hereto agree are ministerial in nature. Seller and Purchaser acknowledge that Escrow Agent is serving without compensation, solely as an accommodation to the parties hereto, and except for Escrow Agent's own willful default, misconduct or gross negligence, Escrow Agent shall have no liability of any kind whatsoever arising out of or in connection with its activity as Escrow Agent. Seller and Purchaser jointly and severally agree to and do hereby indemnify and hold harmless Escrow Agent from all loss, cost, claim, damage, liability, and expense (including reasonable attorney's fees and disbursements) which may be incurred by reason of its acting as Escrow Agent provided the same is not the result of Escrow Agent's willful default, misconduct or gross negligence. Escrow Agent may charge against the Fund any amounts owed to it under the foregoing indemnity or may withhold the delivery of the Fund as security for any unliquidated claim, or both.

         20.7 Any Notice of Objection, demand or other notice or communication which may or must be sent, given or made under this Agreement to or by Escrow Agent shall be sent in accordance with the provisions of Article 23.

         20.8 Simultaneously with their execution and delivery of this Agreement, Purchaser and Seller shall furnish Escrow Agent with their true Federal Taxpayer Identification Numbers so that Escrow Agent may file appropriate income tax information returns with respect to any interest in the Fund or other income from the Approved Investment. The party ultimately entitled to any accrued interest in the Fund shall be the party responsible for the payment of any tax due thereon.

         20.9 Seller and Purchaser waive any claim of conflict of interest by reason of Escrow Agent's actions in that capacity under this Agreement.

         20.10 Any amendment of this Agreement which could alter or otherwise affect Escrow Agent's obligations hereunder will not be effective against or binding upon Escrow Agent without Escrow Agent's prior consent, which consent may be withheld in Escrow Agent's sole and absolute discretion.

         20.11 Notwithstanding anything contained herein to the contrary, Escrow Agent shall not release the Fund without written authorization from both Seller and Purchaser.

         20.12 The provisions of this Article 20 shall survive the termination of this Agreement and the Closing.


                                   ARTICLE 21
                                   ASSIGNMENT

         21.1 Purchaser shall not assign all or any portion of its rights under this Agreement to any person or entity without the prior written consent of Seller, which consent may be withheld in Seller's sole and absolute discretion. Any assignment or attempted assignment by Purchaser shall constitute a default by Purchaser hereunder and shall be null and void. Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement to an entity or entities controlled by Purchaser and Apollo.


                                   ARTICLE 22
                               ACCESS TO RECORDS

         22.1 For a period of three (3) years subsequent to the Closing Date, Seller, Seller's Affiliates and their employees, agents and representatives shall be entitled to access during business hours to all documents, books and records given to Purchaser by Seller at the Closing for tax and audit purposes, regulatory compliance, and cooperation with governmental investigations upon reasonable prior notice to Purchaser, and shall have the right, at their sole cost and expense, to make copies of such documents, books and records to extent such records are still in Purchaser's possession.

                                   ARTICLE 23
                                    NOTICES

         23.1 All notices, elections, consents, approvals, demands, designations objections, requests or other communications which Seller, Purchaser or Escrow Agent may be required or desire to give pursuant to, under or by virtue of this Agreement must be in writing and sent by:

                  (A) first class U.S. certified or registered mail, return receipt requested, with postage prepaid;

                  (B) by depositing the same into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Airborne Express, Emery or Purolator;

                  (C) by hand delivery with proof of service endorsed thereon; or

                  (D) by telecopier provided it is also delivered by express mail or courier (within the next 2 business days).

All such notices, elections, consents, approvals, demands, objections, requests or other communications sent in compliance with the provisions hereof shall be deemed given and received on:

                           (I) the second business day following the date it is deposited in the U.S. mail;

                           (II) the date it is delivered to the other party if sent by U.S. Express Mail, overnight delivery or hand delivery; or

                           (III) the date it is delivered to the other party if sent by telecopier provided it is confirmed by express mail or courier (for next business day delivery).

From time to time either party may designate another address or addresses for all purposes of this Agreement by a notice given to all other parties in accordance with the provisions hereof. For purposes of this Section 23.1, the addresses of the parties shall be as follows:

         If to Seller:

                  New Valley Corporation
                  590 Madison Avenue
                  New York, New York 10022

                  Attention: Mr. Bennett P. Borko
                  Telecopy No.: (212) 409-2069

         with a copy to:

                  Fischbein-Badillo-Wagner-Harding
                  909 Third Avenue
                  New York, New York 10022
                  Attention: Stephen V. Campo, Esq.
                  Telecopy No.: (212) 644-7485

         If to Purchaser:

                  P.O'B. Montgomery & Company
                  5550 LBJ Freeway, Suite 380
                  Dallas, Texas 75240
                  Attention: Mr. Philip O'B. Montgomery, III
                  Telecopy No.: (972) 455-4900

         with a copy to:

                  Jenkins & Gilchrist
                  1445 Ross Avenue, Suite 3200
                  Dallas, Texas 75202
                  Attention: Laurie A. Carroll, Esq.
                  Telecopy No.: (214) 855-4300

         If to Escrow Agent:

                  SAFECO Land Title of Dallas
                  8080 N. Central Expwy., Suite 500
                  Dallas, Texas  75206
                  Attention: Maggie Fielding, Executive Vice President

                  Telecopy No.: (214) 360-3696

         23.2 Seller, Purchaser or Escrow Agent may designate another addressee or change its address for notices and other communications hereunder by a notice given to the other parties in the manner provided in this Section 23.

         23.3 Notices and other communications given by the attorneys, respectively, for Seller or Purchaser shall be deemed given by, respectively, Seller or Purchaser.

                                   ARTICLE 24
                    PROPERTY INFORMATION AND CONFIDENTIALITY

         24.1 Purchaser agrees that, prior to the Closing, all Property Information shall be kept strictly confidential and shall not, without the prior consent of Seller, be disclosed by Purchaser or Purchaser's Representatives, in any manner whatsoever, in whole or in part, and will not be used by Purchaser or Purchaser's Representatives, directly or indirectly, for any purpose other than evaluating the Properties. Moreover, Purchaser agrees that, prior to the Closing, the Property Information will be transmitted only to Purchaser's Representatives who need to know the Property Information for the purpose of evaluating the Properties, and who are informed by the Purchaser of the confidential nature of the Property Information. The provisions of this
Section 24 shall in no event apply to Property Information which is a matter of public record and shall not prevent Purchaser from complying with Laws or subpoenas or order of any court, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

         24.2 Purchaser and Seller, for the benefit of each other, hereby agree that between the date hereof and the Closing Date, they will not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the written consent of the other party hereto. It is understood that the foregoing shall not preclude either party from discussing the substance or any relevant details of the transactions contemplated in this Agreement, subject to the terms of
Section 24.1, with any of its attorneys, accountants, professional consultants or potential lenders, as the case may be, or prevent either party hereto from complying with Laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

         24.3 In the event this Agreement is terminated, Purchaser and Purchaser's Representatives shall promptly deliver to Seller all originals and copies of the Property Information referred to in clause (a) of Section 24.5 in the possession of Purchaser and Purchaser's Representatives.

         24.4 As used in this Agreement, the term "PROPERTY INFORMATION" shall mean:

                  (A) all information and documents in any way relating to the Properties, the operation thereof or the sale thereof (including, without limitation, Leases, Contracts and Licenses) furnished to, or otherwise made available for review by, Purchaser or its directors, officers, employees, affiliates, partners, brokers, agents or other representatives, including attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, "PURCHASER'S REPRESENTATIVES"), by Seller or any of Seller's Affiliates, or their agents or representatives, including their contractors, engineers, attorneys, accountants, consultants, brokers or advisors; and

                  (B) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Purchaser or Purchaser's Representatives containing or based, in whole or in part, on the information or documents described in the preceding clause (a), or the Investigations, or otherwise reflecting their review or investigation of the Properties.

         24.5 In addition to any other remedies available to Seller, Seller shall have the right to seek equitable relief, including injunctive relief or specific performance, against Purchaser or Purchaser's Representatives in order to enforce the provisions of this Article 24.

         24.6 The provisions of this Article 24 shall survive the termination of this Agreement.


                                   ARTICLE 25
                                 MISCELLANEOUS

         25.1 This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular, and no consent or approval required pursuant to this Agreement shall be effective, unless the same shall be in writing and signed by or on behalf of the party to be charged.

         25.2 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and permitted assigns.

         25.3 All prior statements, understandings, representations and agreements between the parties, oral or written, are superseded by and merged in this Agreement, which alone fully and completely expresses the agreement between them in connection with this transaction and which is entered into after full investigation, neither party relying upon any statement, understanding, representation or agreement made by the other not embodied in this Agreement. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against Seller or the party drafting this Agreement.

         25.4 Except as otherwise expressly provided herein, Purchaser's acceptance of the Deed shall be deemed a discharge of all of the obligations of Seller hereunder and all of Seller's representations, warranties, covenants and agreements herein shall merge in the documents and agreements executed at the Closing and shall not survive the Closing.

         25.5 Purchaser agrees that it does not have, and will not have, any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate of Seller (collectively, "SELLER'S AFFILIATES"), arising out of or in connection with this Agreement or the transactions contemplated hereby, except for separate agreements entered into contemporaneously. Purchaser agrees to look solely to Seller and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller's Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby, except for separate agreements entered into contemporaneously. Without limiting the generality of the foregoing provisions of this Section 25.5, Purchaser hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Seller's Affiliates, and hereby unconditionally and irrevocably releases and discharges Seller's Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Purchaser against Seller's Affiliates, in connection with or arising out of this Agreement or the transactions contemplated hereby, except pursuant to this Section 25.5 and except for separate agreements entered into contemporaneously. The provisions of this
Section 25.5 shall survive the termination of this Agreement and the Closing.

         25.6 Purchaser agrees that, wherever this Agreement provides that Purchaser must send or give any notice, make an election or take some other action within a specific time period in order to exercise a right or remedy it may have hereunder, time shall be of the essence with respect to the taking of such action, and Purchaser's failure to take such action within the applicable time period shall be deemed to be an irrevocable waiver by Purchaser of such right or remedy.

         25.7 Seller agrees that it does not have, and will not have, any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate of Purchaser (collectively, "PURCHASER'S AFFILIATES"), arising out of or in connection with this Agreement or the transactions contemplated hereby, except for separate agreements entered into contemporaneously. Seller agrees to look solely to Purchaser and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Purchaser's Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby, except for separate agreements entered into contemporaneously. Without limiting the generality of the foregoing provisions of this Section 25.7, Seller hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Purchaser's Affiliates, and hereby unconditionally and irrevocably releases and discharges Purchaser's Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Seller against Purchaser's Affiliates, in connection with or arising out of this Agreement or the transactions contemplated hereby, except pursuant to this Section 25.7 and except for separate agreements entered into contemporaneously. The provisions of this Section 25.7 shall survive the termination of this Agreement and the Closing.

         25.8 Seller agrees that, wherever this Agreement provides that Seller must send or give any notice, make an election or take some other action within a specific time period in order to exercise a right or remedy it may have hereunder, time shall be of the essence with respect to the taking of such action, and Seller's failure to take such action within the applicable time period shall be deemed to be an irrevocable waiver by Seller of such right or remedy.

         25.9 No failure or delay of either party in the exercise of any right or remedy given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified herein for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or any other right or remedy. No waiver by either party of any breach hereunder or failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent breach, failure or refusal to so comply.

         25.10 Neither this Agreement nor any memorandum thereof shall be recorded and any attempted recordation hereof shall be void and shall constitute a default.

         25.11 This Agreement may be executed in one or more counterparts, each of which so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

         25.12 Each of the exhibits and schedules referred to herein and attached hereto is incorporated herein by this reference.

         25.13 The caption headings in this Agreement are for convenience only and are not intended to be a part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained.

         25.14 This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York without reference to principles of conflicts of laws.

         25.15 If the last day of the period prescribed herein for the giving of any notice, election, consent, approval, demand, objection or request or the submission of any documents by any party hereunder shall fall on a Saturday, Sunday or any day observed as a public holiday by the federal government or the state in which the Property is situated, then such period shall be deemed to be extended to the immediately following day which is not a Saturday, Sunday or such public holiday. The term "BUSINESS DAY" as used in this Agreement shall mean any day other than Saturday, Sunday or any day observed as a public holiday by the federal government or the state in which the Property is situated.

         25.16    Unless otherwise specified herein:

                  (A) references to persons or parties include their permitted successors and assigns;

                  (B) references to modifications or amendments shall in all events mean modifications and amendments;

                  (C) references to statutes are to be construed as including all rules and regulations adopted pursuant to the statute referred to and all statutory provisions consolidating, amending or replacing the statute referred to;

                  (D) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto entered into from time to time after the date hereof to satisfy the requirements of this Agreement or otherwise with Seller's prior written consent;

                  (E) references to a mortgage shall be deemed to mean or include a deed of trust, depending on the jurisdiction in which the Property is located;

                  (F) the words "INCLUDE" or "INCLUDING", and words of similar import, shall be deemed to be followed by the words "but not limited to" or "without limitation";

                  (G) the words "HERETO", "HEREIN", "HEREOF" and "HEREUNDER", and words of similar import, refer to this Agreement in its entirety; and

                  (H) unless otherwise specified herein, all references to Articles, Sections and subsections are to Articles, Sections and subsections of this Agreement.

Terms defined herein may be used in the singular or the plural; when used in the singular and preceded by "a", "an" or "any", such term shall be taken to indicate one or more members of the relevant class; and when used in the plural, such term shall be taken to indicate all members of the relevant class. Any disclosure on any Schedule attached hereto shall be deemed a disclosure on any other Schedule attached hereto.


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

         25.17 If any provision of this Agreement shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Agreement and to this end the provisions of this Agreement are intended to be and shall be severable. Notwithstanding the foregoing sentence, if:

                  (A) any provision of this Agreement is finally determined by a court of competent jurisdiction to be unenforceable or invalid in whole or in part;

                  (B) the opportunity for all appeals of such determination have expired; and

                  (C) such unenforceability or invalidity alters the substance of this Agreement (taken as a whole) so as to deny either party, in a material way, the realization of the intended benefit of its bargain, such party may terminate this Agreement within thirty (30) days after the final determination by notice to the other. If such party so elects to terminate this Agreement, then this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except for the surviving obligations, and except that Purchaser shall be entitled to a return of the Fund subject to Section 24.4 and provided Purchaser is not otherwise in default hereunder.

         25.18 SELLER AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

         25.19 Seller and Purchaser each hereby agree that each shall, upon the request of the other, execute and deliver such further documents and do such other acts and things as are reasonably necessary and appropriate to effectuate the terms and conditions of this Agreement and the out-of pocket reasonable cost of such further acts shall be paid for by the party requesting such further acts unless imposed on or required to be performed by the requested party under the other terms of this Agreement or other agreements being entered into or delivered contemporaneously herewith. The provisions of this Section shall survive the closing.


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

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

                                       NEW VALLEY CORPORATION


                                       By:  /s/ Bennett Borko
                                            -----------------------------------
                                               Name:  Bennett Borko
                                               Title: Assistant Secretary

                                       P.O'B. MONTGOMERY & COMPANY


                                       By:  /s/ Randy Twist
                                            -----------------------------------
                                               Name:  Randy Twist
                                               Title: Executive Vice President


SAFECO LAND TITLE OF DALLAS
(As to Articles 17, 20 and 23 only)

By: /s/ Cindy N. Mier
    -------------------------------
    Name:       Cindy N. Mier
    Title:      Vice President


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